Exhibit 10.2

WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT

This WAIVER AND AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 19, 2024, and is entered into by and among SIGMATRON INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the “Lenders” identified on the signature pages hereof (collectively, the “Lenders”) and TCW ASSET MANAGEMENT COMPANY LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of July 18, 2022 (as heretofore amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Events of Default have occurred and are continuing under (i) clause (d) of Article VII of the Credit Agreement as a result of (a) the Borrower permitting the Fixed Charge Coverage Ratio for each of the twelve (12) month periods ending on April 30, 2024 and July 31, 2024 to be less than 1.10:1.00 in violation of Section 6.12(a) of the Credit Agreement (the “FCCR Events of Default”) and (b) the Borrower permitting the Total Debt to EBITDA Ratio for the twelve (12) month period ending on April 30, 2024 to be greater than 4.50:1.00 and the Total Debt to EBITDA Ratio for the twelve (12) month period ending on July 31, 2024 to be greater than 4.24:1.00, in each case, in violation of Section 6.12(b) of the Credit Agreement (the “Leverage Ratio Events of Default”), (ii) clause (e) of Article VII of the Credit Agreement as a result of the Borrower’s failure to timely file with the SEC the Borrower’s Form 10-K annual report for the fiscal year ended April 30, 2024 in violation of the rules and regulations of the SEC and Nasdaq Stock Market LLC, constituting a breach of Section 5.07 of the Credit Agreement (the “10-K Event of Default”), and (iii) clause (g)(ii) of Article VII of the Credit Agreement as a result of the occurrence of “Events of Default” (or equivalent term) under the ABL Credit Agreement or any other ABL Credit Document (the “Cross Events of Default”; and collectively with the FCCR Events of Default, the Leverage Ratio Events of Default and the 10-K Event of Default, the “Existing Events of Default”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders (i) waive the Existing Events of Default and (ii) amend the Credit Agreement in the manner specified herein, and the Administrative Agent and the Lenders have agreed to the foregoing, in each case subject to the applicable terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

2. Waiver. Notwithstanding any provision to the contrary in the Credit Agreement, subject to the satisfaction of the applicable conditions set forth in Section 4 below, and in reliance on the representations and warranties set forth in Section 5 below, the Administrative Agent and the Required Lenders hereby waive each of the Existing Events of Default as of the Third Amendment Effective Date. Except as expressly set forth herein, the foregoing waiver is limited in nature and shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or (b) a waiver, release or limitation upon the exercise by the Administrative Agent or any Lender of any of their respective rights, legal or equitable, thereunder.

3. Amendments to Credit Agreement. Subject to the satisfaction of the applicable conditions set forth in Section 4 below, and in reliance on the representations and warranties set forth in Section 5 below, the Credit Agreement is hereby amended as follows as of the Third Amendment Effective Date:

(a) The Credit Agreement (excluding the Exhibits and Schedules thereto other than Schedule 1.01) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~<stricken text>~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as reflected in the modifications identified in the document attached hereto as Exhibit A.

(b) Exhibit D to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.

(c) Exhibit H to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C attached hereto.

4. Conditions to Amendment. This Amendment shall become effective upon the satisfaction of the following conditions precedent (the “Third Amendment Effective Date”):

(a) The Administrative Agent shall have received this Amendment, duly executed by the Administrative Agent, the Lenders and the Borrower;

(b) The Administrative Agent shall have received the Third Amendment Fee Letter, duly executed by the Administrative Agent and the Borrower;

(c) The Administrative Agent shall have received a copy of a conforming waiver and amendment to the ABL Credit Agreement, duly executed by the ABL Lender and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(d) The Administrative Agent shall have received a copy of a consent and amendment to the Intercreditor Agreement, duly executed by the Administrative Agent and the ABL Lender, in form and substance reasonably satisfactory to the Administrative Agent;

(e) The Administrative Agent shall have received a copy of a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent;

(f) The Administrative Agent shall have received all fees required to be paid under the Third Amendment Fee Letter, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the date hereof;

(g) Immediately before and after giving effect to this Amendment, each of the representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents (other than with respect to the Existing Events of Default) are true and correct on and as of the date hereof (except to the extent that any such representation or warranty which by its terms is made as of a specified date, such representation or warranty is true and correct as of such specified date); and

(h) Immediately before and after giving effect to this Amendment, no Default (other than the Existing Events of Default) shall have occurred and be continuing.

5. Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party party hereto hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The execution, delivery and performance of this Amendment and all other Loan Documents (if any) being executed in connection herewith by any Loan Party each has been duly authorized by all requisite corporate or other organizational actions on the part of each Loan Party and that this Amendment and all other Loan Documents (if any) being executed in connection herewith to which any Loan Party is a party each has been duly executed and delivered by each Loan Party signatory thereto;

(b) Each of this Amendment and all other Loan Documents (if any) being executed in connection herewith to which any Loan Party is a party constitutes the legal, valid and binding obligations of each such Loan Party signatory thereto and is enforceable against each such Loan Party in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity;

(c) Immediately before and after giving effect to this Amendment and the amendment to the ABL Credit Agreement dated the date hereof, each of the representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents (other than with respect to the Existing Events of Default) are true and correct on and as of the date hereof (except to the extent that any such representation or warranty which by its terms is made as of a specified date, such representation or warranty is true and correct as of such specified date); and

(d) Immediately before and after giving effect to this Amendment and the amendment to the ABL Credit Agreement dated the date hereof, no Default (other than the Existing Events of Default) shall have occurred and be continuing.

6. No Modification. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, the Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended or consented to hereby, the Credit Agreement and the other Loan Documents remain unmodified and in full force and effect. This Amendment shall constitute a Loan Document for all purposes, including interpretation of this Amendment. The Administrative Agent, Borrower and each other

Loan Party agrees to take all further actions and execute all further documents as the Administrative Agent or Borrower, as the case may be, may from time to time reasonably request to clarify the terms or otherwise carry out the transactions contemplated by this Agreement, the Credit Agreement and all other agreements executed and delivered in connection herewith.

7. Reaffirmation. Each Loan Party as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

8. Release. In consideration of the agreements of the Administrative Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and each of its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges the Administrative Agent and the Lenders and each of their successors and assigns, and each of their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Administrative Agent and the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all causes of action, suits, claims, counterclaims, defenses and rights of set-off whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time prior to the date of this Amendment, for or on account of, or in relation to, or in any way in connection with this Amendment, the Credit Agreement, or any of the other Loan Documents or transactions hereunder or thereunder.

9. Miscellaneous.

(a) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to conflicts of law principles.

(b) Costs and Expenses. In connection with this Amendment, the Borrower hereby agrees to pay all costs and expenses as required under Section 9.03 of the Credit Agreement.

(c) Severability. The illegality or unenforceability of any provision of this Amendment shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment.

(d) Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Receipt by telecopy or other electronic method of any executed signature page to this Amendment shall constitute effective delivery of such signature page. This Amendment to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(e) Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to, or the modification or waiver of, any other term or condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each other Loan Document are ratified and confirmed and shall continue in full force and effect.

(f) Reference. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

(g) Successors. This Amendment shall be binding upon and shall inure to the benefit of the Loan Parties, the Administrative Agent, each Lender and their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER:

SIGMATRON INTERNATIONAL, INC.,
a Delaware corporation

By:	/s/ Gary R. Fairhead
Name:	Gary R. Fairhead
Title:	CEO

Signature Page to Waiver and Amendment No. 3 to Credit Agreement

ADMINISTRATIVE AGENT:

TCW ASSET MANAGEMENT COMPANY LLC

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

Signature Page to Waiver and Amendment No. 3 to Credit Agreement

LENDERS:

TCW DIRECT LENDING VIII LLC

By: TCW Asset Management Company LLC, its Investment Advisor

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

TCW WV FINANCING LLC

By: TCW Asset Management Company LLC, its Collateral Manager

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

TCW BRAZOS FUND LLC

By: TCW Asset Management Company LLC, its Investment Advisor

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

TCW DIRECT LENDING STRUCTURED SOLUTIONS 2019 LLC

By: TCW Asset Management Company LLC, its Investment Manager

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

Signature Page to Waiver and Amendment No. 3 to Credit Agreement

LENDERS (CONT.):

TMD-DL HOLDINGS, LLC

By: TCW Asset Management Company LLC, its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

SAFETY NATIONAL CASUALTY CORPORATION

By: TCW Asset Management Company LLC, its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

RELIANCE STANDARD LIFE INSURANCE COMPANY

By: TCW Asset Management Company LLC, its Investment Manager and Attorney-in-Fact

By:	/s/ Suzanne Grosso
Name:	Suzanne Grosso
Title:	Managing Director

Signature Page to Waiver and Amendment No. 3 to Credit Agreement

EXHIBIT A

AMENDED CREDIT AGREEMENT AND

SCHEDULE 1.01 TO CREDIT AGREEMENT

[See attached]

~~Conformed through~~As amended by that certain Waiver and Amendment No.  ~~2~~3 to Credit

Agreement

CREDIT AGREEMENT

dated as of

July 18, 2022

by and among

SIGMATRON INTERNATIONAL, INC.

as the Borrower,

the LENDERS from time to time party hereto

and

TCW ASSET MANAGEMENT COMPANY LLC,

as Administrative Agent

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-ii-

-iii-

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-v-

SCHEDULES:

Schedule 1.01	—	Definitions
Schedule 1.02	—	Commitments
Schedule 3.05	—	Real Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Material Agreements
Schedule 3.14	—	Insurance
Schedule 3.15	—	Capitalization and Subsidiaries
Schedule 3.22	—	Affiliate Transactions
Schedule 5.16	—	Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Term Loan Borrowing Base Certificate
Exhibit E-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	—	Form of Note
Exhibit G	—	Budget
Exhibit H	—	~~Wagz Addback Schedule~~Form of PIK Election Notice

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CREDIT AGREEMENT dated as of July 18, 2022 (as it may be amended or modified from time to time, together with all Exhibits and Schedules annexed hereto from time to time, each of which is hereby incorporated herein and made a part hereof, this “Agreement”), by and among SIGMATRON INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and TCW ASSET MANAGEMENT COMPANY LLC, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the capitalized terms shall have the meanings specified in Schedule 1.01 attached hereto.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “CBFR Loan” or a “SOFR Loan”). Borrowings also may be classified and referred to by Type (e.g., a “CBFR Borrowing” or an “Adjusted Term SOFR Rate Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding the occurrence of any change after the date hereof in GAAP or in the application thereof on the operation of any provision hereof, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective unless and until such provision is amended in accordance herewith.

SECTION 1.05. Interest Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the CB Floating Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the CB Floating Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the CB Floating Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the CB Floating Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Administrative Agent may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Credits

SECTION 2.01. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Loan Lender severally (and not jointly) agrees to make the Term Loan to the Borrower on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of CBFR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.13, 2.14, 2.15 and 2.16 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple equal to $250,000 and not less than $1,000,000. CBFR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than five (5) SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Request for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (delivered by hand or email) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower not later than 10:00 a.m., New York time, three (3) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a CBFR Borrowing or a SOFR Borrowing;

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the Borrower’s wiring instructions.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”) Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be CBFR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion.

(b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Term Loan

Exposure. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, a percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance in proportion to such Lender’s Term Loan Exposure.

SECTION 2.05. Inability to Determine Rates.

Subject to Section 2.13, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining “Adjusted Term SOFR Rate” pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the Adjusted Term SOFR Rate for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert CBFR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to CBFR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into CBFR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.15. Subject to Section 2.13, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on CBFR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “CB Floating Rate” until the Administrative Agent revokes such determination.

SECTION 2.06. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert CBFR Loans to SOFR

Loans, shall be suspended, and (b) the interest rate on which CBFR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “CB Floating Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), convert all SOFR Loans to CBFR Loans (the interest rate on which CBFR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “CB Floating Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing (including, for the avoidance of doubt, by electronic mail) by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.15.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Commitment. Upon receipt of all requested funds in respect of such Loans, the Administrative Agent will make such Loans available to the Borrower by promptly wiring the funds so received in the aforesaid account of the Administrative Agent to the Funding Account on the proposed date thereof (or, if any such requested funds are received by the Administrative Agent after 2:00 p.m., New York time, on the next succeeding Business Day after such receipt).

(b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrower, the interest rate applicable to CBFR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from the Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing (delivered by hand or email) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c) Each written Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a CBFR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver an Interest Election Request with respect to a SOFR Borrowing at least one (1) Business Day prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Loan Lender principal of the Term Loan on the following dates and in the following amounts:

Date	Installment Amount
~~October~~July 31, ~~2022~~2024		$250,000
~~January 31, 2023~~	~~$~~	~~250,000~~
~~April 30, 2023~~	~~$~~	~~250,000~~
~~July 31, 2023~~	~~$~~	~~250,000~~
~~October 31, 2023~~	~~$~~	~~250,000~~
~~January~~October 31, 2024		$250,000
~~April 30~~January 31, ~~2024~~2025		$250,000
~~July 31~~April 30, ~~2024~~2025		$250,000
~~October 31, 2024~~	~~$~~	~~500,000~~
~~January 31, 2025~~	~~$~~	~~500,000~~
~~April 30, 2025~~	~~$~~	~~500,000~~
July 31, 2025	$	~~500,000~~250,000
October 31, 2025		$500,000
January 31, 2026		$500,000
April 30, 2026		$500,000

Date	Installment Amount
July 31, 2026	$500,000
October 31, 2026	$500,000
January 31, 2027	$500,000
April 30, 2027	$500,000

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date on which the Term Loan otherwise becomes due and payable pursuant to the terms of this Agreement. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent the then unpaid amount of each Protective Advance on the earliest of (i) the Maturity Date, (ii) the date on which the Term Loan otherwise becomes due and payable pursuant to the terms of this Agreement and (iii) demand by the Administrative Agent.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note in the form of Exhibit F payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.10. Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject in each case to prior written notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.15 and any Prepayment Premium under Section 2.11(a).

(b) Application of Voluntary Prepayments. All such amounts required to be paid pursuant to Section 2.10(a) shall be applied as directed by the Borrower; provided that if the Borrower does not provide such direction prior to or concurrently with the making of such payment, the Administrative Agent shall apply the applicable amounts to the remaining scheduled installments due in respect of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(c) Mandatory Prepayments.

(i) In the event and on each occasion that any Net Proceeds are received by or on behalf of a Loan Party or any of its Subsidiaries in respect of any Prepayment Event or Sale and Leaseback Transaction, the Borrower shall within two (2) Business Days after such Net Proceeds are received prepay the Obligations as set forth in Section 2.10(d) below in an aggregate amount equal to (x) in the case of a Prepayment Event described in clause (c) of the definition thereof, 50% of such Net Proceeds and (y) in the case of any other Prepayment Event or a Sale and Leaseback Transaction, 100% of such Net Proceeds. Notwithstanding the foregoing, (1) up to $1,000,000 of Net Proceeds arising from the events of the type described in clause (a) of the definition of Prepayment Event in any Fiscal Year and (2) 100% of the Net Proceeds arising from the events of the type described in clause (b)(i) of the definition of Prepayment Event in any Fiscal Year shall not be required to be used to prepay the Obligations to the extent such Net Proceeds are used to purchase, replace, repair or restore properties or assets used in any Loan Party’s business; provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Proceeds, (B) such proceeds are used to invest or reinvest in, or otherwise purchase, replace, repair or restore, properties or assets constituting (1) ABL Priority Collateral if the property or assets Disposed of or subject to casualty or condemnation constituted ABL Priority Collateral, (2) Term Loan Priority Collateral if the property or assets Disposed of or subject to casualty or condemnation constituted Term Loan Priority Collateral, or (3) ABL Priority Collateral and Term Loan Priority Collateral (in a percentage determined in good faith by the Administrative Agent, subject to the Intercreditor Agreement) if the property or assets sold or Disposed of or subject to casualty or condemnation constituted both ABL Priority Collateral and Term Loan Priority Collateral, (C) the Borrower delivers a certification to the Administrative Agent stating that such Net Proceeds shall be used to purchase, replace, repair or restore properties or assets used in any Loan Party’s business within a period specified in such certificate not to exceed one hundred eighty (180) days after the date of receipt of such Net Proceeds (which certificate shall set forth estimates of the Net Proceeds to be so expended), (D) such Net Proceeds are deposited in an account subject to a Deposit Account Control Agreement (as defined in the Security Agreement) and (E) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative

Agent pursuant to clause (C) above or (2) unless otherwise agreed to by the Administrative Agent in writing, the occurrence and during the continuance of an Event of Default, such Net Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.10(d).

(ii) In the event and on any such occasion that (A) an amount equal to the product of 90% times the aggregate outstanding principal balance of the Term Loan exceeds (B) the Term Loan Borrowing Base, the Borrower shall, within two (2) Business Days of such event, prepay the Obligations as set forth in Section 2.10(d) below in an aggregate amount equal to such excess.

(iii) In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending April 30, 2023), the Borrower shall, no later than the tenth (10th) day following the date that annual financial statements are due in accordance with Section 5.01(a)(i) (the “ECF Payment Date”), prepay the Loans as set forth in Section 2.10(d) below in an aggregate amount equal to the positive difference (if any) between (A) 50% of such Excess Cash Flow for such Fiscal Year, minus, at the option of the Borrower, (B) voluntary prepayments of the Loans made during such Fiscal Year, but excluding any repayments of the Loans made with the proceeds of any long-term indebtedness (other than revolving Indebtedness) (such amount for any given Fiscal Year, the “ECF Amount”); provided that, in the event the Borrower is unable to make any mandatory prepayment described in this Section 2.10(c)(iii) on any ECF Payment Date due to the failure to satisfy the conditions set forth in Section 2.3(b) of the Intercreditor Agreement (as in effect on the date hereof) on such date, then Borrower shall not be obligated to make such prepayment until, and shall make such prepayment on, the first date thereafter on which, before and after giving pro forma effect to such prepayment, the conditions set forth in Section 2.3(b) of the Intercreditor Agreement (as in effect on the date hereof) are satisfied; provided further, that in the case of the Fiscal Year ending April 30, 2023, Borrower shall only be obligated to prepay the Loans in an amount equal to the applicable ECF Amount for the period commencing with the first day of the first month after the Effective Date and ending on April 30, 2023.

(d) Application of Mandatory Prepayments. All such amounts required to be paid pursuant to Section 2.10(c) shall be applied as a prepayment against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(e) Notice of Prepayments; Additional Amounts. The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder not later than 10:00 a.m., New York time, (i) in the case of prepayment of a SOFR Borrowing, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. All such prepayments of the Loans shall be accompanied by the payment of (A) accrued interest on the principal amount prepaid to the extent required by Section 2.12, (B) break funding payments required pursuant to Section 2.15 and (C) any Prepayment Premium required under Section 2.11(a).

SECTION 2.11. Fees.

(a) Prepayment Premium. In the event that, prior to the three (3) year anniversary of the Effective Date (i) the Borrower shall prepay or refinance all or a portion of the Term Loan (except (x) in connection with the consummation of a Replacement Transaction, (y) to the extent financed with Net Proceeds of a Sale and Leaseback Transactions permitted by Section 6.06 or (z) pursuant to Section 2.9(a), Section 2.10(c)(ii), Section 2.10(c)(iii) or clause (b) of the definition of Prepayment Event), (ii) all or any portion of the Term Loan is accelerated pursuant to Article VII, or (iii) all or any portion of the principal of the Term Loan is required to be assigned pursuant to Section 2.18 (each of the events set forth in clauses (i), (ii) and (iii), a “Prepayment Premium Trigger Event”), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium equal to the applicable Prepayment Premium multiplied by the aggregate principal amount of the Term Loan so prepaid, refinanced, substituted, replaced, accelerated or assigned, as applicable. Such amounts shall be due and payable on the date of such prepayment, refinancing, substitution, replacement, acceleration or assignment, or the effective date of such amendment, as the case may be. It is understood and agreed that the Prepayment Premium applicable at the time of a Prepayment Premium Trigger Event shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable under the terms of this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of such Prepayment Premium Trigger Event, and the Borrower agrees that it is reasonable under the circumstances currently existing. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH PREPAYMENT PREMIUM TRIGGER EVENT. The Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Lenders as herein described is a material inducement to the Lenders to provide the Commitments and make the Loans. For the avoidance of doubt, the Administrative Agent shall have no obligation to calculate, or to verify the Borrower’s or any other Lender’s calculation of, any Prepayment Premium due under this Agreement.

(b) Reduced Prepayment Premium. Notwithstanding anything to the contrary contained herein, solely during the period commencing on the Effective Date and ending on the date that is the eighteen (18) month anniversary of the Effective Date, (i) Internally Generated Voluntary Prepayments up to an aggregate amount not to exceed $10,000,000 shall be excluded from the calculation of the Prepayment Premium and (ii) with respect to Internally Generated Voluntary Prepayments in excess of $10,000,000 but up to an aggregate amount not to exceed $20,000,000, the Prepayment Premium shall be reduced to 1.50% of the principal amount prepaid.

(c) Fee Letter. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in the Fee Letter between the Borrower and the Administrative Agent.

SECTION 2.12. Interest.

(a) The Loans comprising CBFR Borrowings shall bear interest at the CB Floating Rate plus the Applicable Margin.

(b) The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such SOFR Borrowing plus the Applicable Margin.

(c) Each Protective Advance shall bear interest at the CB Floating Rate plus the Applicable Margin plus 2.0%.

(d) Notwithstanding the foregoing, during the occurrence and continuance of a Default, the Administrative Agent may at its option (or shall at the written direction of the Required Lenders), with notice to the Borrower, declare that (i) all Loans shall bear interest at 2.0% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2.0% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and at maturity (whether upon demand, by acceleration or otherwise); provided that (i) interest accrued pursuant to paragraphs (c) and (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CB Floating Rate or Adjusted Term SOFR Rate shall be reasonably determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For the avoidance of doubt, any PIK Interest shall be compounded on each Interest Payment Date and added to the outstanding principal amount of the Term Loan and, once so added, is considered paid and shall be treated as principal amount of the Term Loan for all purposes of this Agreement.

SECTION 2.13. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent (in consultation with the Borrower) may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.13(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (A) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(d) and (B) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a

Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in its reasonable discretion, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to CBFR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the CB Floating Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the CB Floating Rate.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate);

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing (including, for the avoidance of doubt, by electronic mail) of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i) Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17. Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the sole discretion of the

Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sums payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.10), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to the Intercreditor Agreement, to the Secured Obligations ratably first, to pay any fees, indemnities, or expense reimbursements then due under the Loan Documents to the Administrative Agent from the Borrower, second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans ratably and fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any SOFR Loan, except (1) on the expiration date of the Interest Period applicable thereto or (2) in the event, and only to the extent, that there are no outstanding CBFR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.10(e)), notice from the Borrower that it will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with Section 2.18(a), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent in circumstances where its consent would be required under Section 9.04, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.17(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Term Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

SECTION 2.20. Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its reasonable discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21. Taxes. The Borrower, Lenders and the Administrative Agent each agree (a) that the Term Loan is debt for U.S. federal income tax purposes, (b) that the Term Loan is not governed by the rules set out in Treasury Regulations Section 1.1275-4 and (c) to adhere to this Section 2.21 for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.21 is not an admission by any Lender that it is subject to U.S. taxation.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business (or the equivalent) in, and is in good standing (or the equivalent) in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The performance by each Loan Party of its obligations under the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents or to give notice under applicable federal securities laws, (b) will not violate any material law or regulation or the articles of incorporation, by-laws or other organizational documents of any Loan Party or any Subsidiary or order of any Governmental Authority binding on the Loan Party or Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents and the ABL Credit Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended April 30, 2022, certified by its Financial Officer, but unaudited, and (ii) as of and for the fiscal month and the portion of the Fiscal Year ended May 31, 2022, certified by its Financial Officer, but unaudited. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since April 30, 2021.

SECTION 3.05. Properties.

(a) As of the First Amendment Effective Date, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and to the Loan Party’s knowledge, no default by any party to any such lease or sublease exists. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) Each Loan Party, each Mexican Subsidiary and each Domestic Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business as currently conducted, a correct and complete list of which, as of the First Amendment Effective Date, is set forth in Schedule 3.05(b), and the use thereof by each Loan Party, each Mexican Subsidiary and each Domestic Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s, each Mexican Subsidiary’s and each Domestic Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a) Other than as listed on Schedule 3.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the consummation of the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party nor any Subsidiary has received notice of any claim with respect to any material Environmental Liability or knows of any basis for any material Environmental Liability and (ii) except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all federal and all material state and local Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. To the Borrower’s knowledge, no Liens have been filed and no claims are being asserted with respect to any such Taxes.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that it prepared such information in good faith based upon assumptions it believed to be reasonable at the time delivered (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that the Loan Parties make no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize).

SECTION 3.12. Material Agreements. All agreements and contracts to which any Loan Party or any Subsidiary is a party or is bound as of the First Amendment Effective Date, which, if terminated other than in the ordinary course of business, could reasonably be expected to have a Material Adverse Effect, are listed on Schedule 3.12. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Agreement to which it is a party or (b) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency.

(a) Immediately after giving effect to the Transactions, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 lists all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the First Amendment Effective Date. As of the First Amendment Effective Date, all premiums in respect of such insurance have been paid. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b) a true and complete listing of each class of each of the Borrower’s and each Subsidiary’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified in Schedule 3.15 (provided that such disclosures in respect of the Equity Interests in the Borrower shall only be required as of the First Amendment Effective Date and for Persons owning 10% or more of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of the Borrower), and (c) the type of entity of the Borrower and each Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Except as set forth on Schedule 3.15 as of the First Amendment Effective Date, there are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon the filing of appropriate financing statements and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to real property, the Mortgages, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties claiming through the applicable Loan Party, and having priority over all other Liens on the Collateral other than (a) senior Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, (b) Liens permitted pursuant to Section 6.02(g) (subject to the Intercreditor Agreement), (c) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral, including, for the avoidance of doubt, pursuant to the terms of the Intercreditor Agreement, and (d) Liens affecting the Wagz Remaining Shares to the extent permitted pursuant to Section 6.02(l).

SECTION 3.17. Employment Matters. As of the First Amendment Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

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SECTION 3.20. No Burdensome Restrictions . No Loan Party is subject to any Burdensome Restriction except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22. Affiliate Transactions . Except as set forth on Schedule 3.22, and except for agreements in the ordinary course of business at prices and on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s-length basis from unrelated third parties, as of the First Amendment Effective Date, (a) there are no existing or proposed agreements, arrangements, understandings, or transactions between any Loan Party and any of the officers, directors, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and (b) none of the foregoing Persons are directly or, to the Borrower’s knowledge, indirectly indebted to or have any direct or, to the Borrower’s knowledge, indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party (except that any such Persons may own Equity Interests in (but not exceeding 2.0% of the outstanding Equity Interests of) any publicly traded company that may compete with a Loan Party).

SECTION 3.23. Common Enterprise . The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.24. Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.25. Licenses and Permits . Each Loan Party has all federal, state, local and other licenses and permits required to be maintained in connection with and material to its business operations, and all such licenses and permits are valid and in full force and effect. Each Loan Party has complied with the requirements of such licenses and permits in all material respects, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof. Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party is aware of any facts or conditions that would reasonably be expected to cause any federal, state, local or other license or permit required to be maintained by any Loan Party in connection with its business operations to be voided, revoked or withdrawn.

SECTION 3.26. EEA Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.27. ABL Credit Documents. Borrower has delivered to the Administrative Agent a complete and correct copy of the ABL Credit Documents. The execution, delivery and performance of each of the ABL Credit Documents has been duly authorized by all necessary corporate actions on the part of the Borrower. Each ABL Credit Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, in each case, except (x) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (y) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Borrower is not in default in the performance or compliance with any provisions thereof.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make the initial Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) a counterpart of this Agreement signed on behalf of each party hereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (ii) a counterpart of each other Loan Document (each in form and substance reasonably satisfactory to Administrative Agent) signed on behalf of each party thereto (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, (iv) any promissory notes requested by a Lender pursuant to Section 2.9(f) payable to the order of each such requesting Lender and (v) a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent and the Lenders, in each case of clauses (i) through (v), in form and substance satisfactory to the Administrative Agent and its counsel.

(b) Financial Statements and Projections. The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower for the Fiscal Years ending April 30, 2020 and April 30, 2021 and unaudited consolidated financial statements of the Borrower for the Fiscal Year ending April 30, 2022, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph, and (iii) satisfactory projections (including income statements, balance sheets and cash flow statements on a monthly basis) through the Fiscal Year ending April 30, 2023.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its ~~Board~~board of ~~Directors~~directors , members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures each Financial Officer and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management, or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) No Default and Material Documents Certificate. The Administrative Agent shall have received a certificate, signed by the Financial Officer of Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, (iii) attaching true and correct copies of the ABL Credit Agreement and the other material ABL Credit Documents, and (iv) certifying as to clauses (k), (l) and (p) of this Section 4.01.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid hereunder and under the Fee Letter, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in such jurisdictions as the Administrative Agent shall deem appropriate, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Pay-Off of Certain Existing Indebtedness. The Administrative Agent shall have evidence satisfactory to it that the Term Loans and the FILO Term Loan (each as defined in the Existing ABL Credit Agreement) are being repaid in full from the proceeds of the initial Borrowing and releases of all Mortgages (as defined in the Existing ABL Credit Agreement) in favor of ABL Lender in proper form for recordation have been delivered for recording to the title company.

(h) Funding Account. The Administrative Agent shall have received a Borrowing Request and a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(i) Solvency. The Administrative Agent shall have received a solvency certificate signed by the Financial Officer of Borrower dated the Effective Date.

(j) ABL Facility Availability. The ABL Credit Agreement shall be in full force and effect , and, after giving effect to the Transactions hereunder and as set forth in the ABL Credit Agreement, (i) “Availability” as defined in the ABL Credit Agreement shall not be less than $20,000,000 and (ii) Revolving Exposure shall not exceed $40,000,000 on the Effective Date.

(k) Maximum Total Debt to EBITDA Ratio. The Total Debt to EBITDA Ratio of the Borrower and its Subsidiaries as of the Effective Date shall not be greater than 4.25 to 1.00.

(l) Collateral Assignment of Business Interruption Insurance Policy. The Administrative Agent shall have received executed copies of the Collateral Assignment of Business Interruption Insurance Policy.

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof.

(o) Minimum EBITDA. EBITDA of the Borrower and its Subsidiaries for the trailing twelve (12) month period prior to the Effective Date shall not be less than $20,000,000.

(p) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(q) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrower and its Subsidiaries shall be acceptable to the Administrative Agent in its sole discretion.

(r) Due Diligence. The Administrative Agent and its counsel shall have completed all legal, business and collateral due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(s) USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date to the extent the Administrative has requested a Beneficial Ownership Certification in relation to the Borrower.

(t) Intercreditor Agreement. The Administrative Agent and the ABL Lender shall have entered into the Intercreditor Agreement, in form and substance satisfactory to the Administrative Agent.

(u) Control Agreement. The Administrative Agent shall have received duly-executed Control Agreements to the extent required pursuant to the Loan Documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(v) Borrowing Base Certificates. The Administrative Agent shall have received (i) a Term Loan Borrowing Base Certificate which calculates the Term Loan Borrowing Base as of a recent date determined by the Administrative Agent and (ii) a copy of the ABL Borrowing Base Certificate delivered to the ABL Lender on the Effective Date, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(w) Audits, Appraisals, etc. The Loan Parties shall have (i) delivered copies of Collateral audits and appraisals of the inventory of the Loan Parties, including without limitation the inventory located in Mexico, which audits and appraisals shall be satisfactory to the Administrative Agent, together with evidence of compliance with applicable federal regulations governing loans in areas having special flood hazards and (ii) provided the Administrative Agent with access to the Tiger Global Appraisal Team.

(x) ERISA. If the Borrower has any Plans, the Borrower shall have delivered to the Administrative Agent its most recent statement of the unfunded liabilities of such Plan, certified as correct by an actuary enrolled under ERISA.

(y) Background Checks. The Administrative Agent shall have received background checks regarding senior management and/or key investors of the Borrower as deemed necessary or appropriate in the sole discretion of the Administrative Agent, and such background checks shall be satisfactory to the Administrative Agent in its sole discretion.

(z) Legal and Regulatory Matters. All legal and regulatory matters related to the Transactions shall be satisfactory to the Administrative Agent in its sole discretion, including all applicable requirements of Regulation U, T and X of the Board of Governors of the Federal Reserve System.

(aa) Other Diligence. The corporate structure, capital structure, other debt instruments and material accounts of the Borrower and its Subsidiaries shall be acceptable to the Administrative Agent in its sole discretion.

(bb) Real Estate. The Administrative Agent shall have received (i) the Mortgages duly executed by the Borrower, (ii) mortgagee’s title insurance policies (or binding commitments therefor) in form and substance acceptable to the Administrative Agent in an aggregate amount acceptable to the Administrative Agent insuring the Liens of the Mortgages to be valid first priority Liens on the mortgaged properties subject to no defects or objections that are unacceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require, (iii) a survey in form and substance acceptable to the Administrative Agent prepared by a licensed surveyor on each parcel of real property subject to the Lien of the Mortgages, which survey shall also state whether or not any portion of such real property is in a federally designated flood hazard area, and (iv) an appraisal report acceptable to the Administrative Agent.

(cc) Other Closing Deliverables. The Borrower shall have delivered to the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent, each of the other agreements, instruments, certificates and items set forth in the closing checklist or schedule of closing documents most recently provided by the Administrative Agent (or its counsel) to the Borrower (or its counsel).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct with the same effect as though made on and as of the date of such Borrowing (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing, Term Loan Availability shall not be less than zero.

(d) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03 and a notice setting forth the Funding Account to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of such Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) Financial Statements.

(i) within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, its audited consolidated and, if applicable, consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Borrower’s Accountants (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by Borrower’s Accountants;

(ii) within thirty (30) days after the end of each fiscal month of the Borrower (but, in any event, prior to the last day of the immediately succeeding fiscal month), (x) its consolidated and, if applicable, consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (y) a financial management report that includes a key performance indicator report and management discussion and analysis describing, in reasonable detail, the performance of the Borrower for the month then ended;

(iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a Compliance Certificate (A) certifying as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (B) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (C) with respect to the third month of each fiscal quarter, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (D) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements delivered pursuant to Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (E) attaching a copy of any amendment, modification or waiver of any Loan Party’s charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing document; and

(iv) during the thirty (30) day period prior to the beginning of each Fiscal Year of the Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower for each month of such Fiscal Year in form and detail reasonably satisfactory to the Administrative Agent;

(v) within twenty-five (25) days of the end of each calendar month (or, if more frequently, concurrently with the delivery to the ABL Lender of each ABL Borrowing Base Certificate delivered pursuant to the ABL Credit Agreement) and at such other times as may be requested by the Administrative Agent, as of the period then ended, a Term Loan Borrowing Base Certificate and supporting information in connection, together with any additional reports with respect to the Term Loan Borrowing Base as the Administrative Agent may reasonably request; and

(vi) (x) if and when filed by the Borrower, all Form 10-Q quarterly reports, Form 10-K annual reports, Form 8-K current reports and any other reports filed by the Borrower with the SEC, and (y) copies of any reports or other material information provided by the Borrower to its shareholders generally.

(b) Other Information. Promptly upon (and in any event within ten (10) days thereof) the Administrative Agent’s written request, the Borrower shall also furnish to the Administrative Agent the following:

(i) an updated customer list for the Borrower and its Subsidiaries, which list shall be in a form substantially similar to the form provided to the Administrative Agent immediately prior to the Effective Date or otherwise in form and substance reasonably acceptable to the Administrative Agent;

(ii) a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iii) the Borrower’s sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(iv) a certificate of good standing or the substantive equivalent available in the jurisdiction of incorporation, formation or organization for each Loan Party from the appropriate governmental officer in such jurisdiction;

(v) (i) such other information reasonably available to the Loan Parties regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request in writing (including, for the avoidance of doubt, by electronic mail), and (ii) information and documentation with respect to the Loan Parties and their Subsidiaries reasonably requested by the Administrative Agent or any Lender in writing (including, for the avoidance of doubt, by electronic mail) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(vi) copies of each notice or other correspondence received by the Borrower from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other comparable agency regarding financial or other operational results of the Borrower or any Subsidiary thereof;

(vii) copies of any detailed audit reports, management letters or recommendations submitted to the ~~board~~Board of ~~directors~~Directors (or the audit committee of the ~~board of directors) of the Borrower~~Board of Directors) by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(viii) copies of any Swap Agreement with respect to interest rates or any amendment thereto, together with copies of all agreements evidencing such Swap Agreement or amendment.

(c) Information Regarding the ABL Facility. (i) Concurrently with the delivery thereof to the ABL Lender, a copy of the most recent ABL Borrowing Base Certificate delivered pursuant to the ABL Credit Agreement, (ii) concurrently with the delivery thereof or promptly upon the receipt thereof (and in any event not less than one (1) Business Day after such receipt), a copy of any notice of any Event of Default (as defined in the ABL Credit Agreement) under the ABL Credit Agreement or any ABL Credit Document and (iii) promptly upon the execution thereof (and in any event not less than one (1) Business Day after the date of execution), a copy of any amendment, restatement, supplement, or other modification to the ABL Credit Agreement or any ABL Credit Document.

SECTION 5.02. Notices of Material Events The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt (but in any event within two (2) Business Days thereof) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges a material violation of, or seeks to impose material remedies under, any Environmental Law or related Requirement of Law, or seeks to impose material Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $500,000, in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall of a product sold by a Loan Party that involves a breach of its product warranty and the Loan Party’s projected associated out-of-pocket expense exceeds $500,000;

(c) any Lien or claim made or asserted against any of the Collateral (other than Liens permitted under Section 6.02);

(d) any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance;

(e) any and all notices received by Borrower declaring an event of default involving in excess of $100,000 under or with respect to any leased location or public warehouse where Collateral is located;

(f) any agreement that amends a material term of a Material Agreement, together with, to the extent requested by the Administrative Agent, a copy of each such amendment;

(g) any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;

(h) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $250,000;

(i) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(j) within two (2) Business Days after the Borrower has actual knowledge thereof, any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification; and

(k) within five (5) Business Days after the Borrower has actual knowledge thereof, the occurrence of any Change in Control.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) except as permitted under Section 6.03, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties . Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent, or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its executive officers and, upon the occurrence and during the continuance of an Event of Default, independent accountants (and hereby authorizes the Administrative Agent to contact its independent accountants directly), and to provide contact information for each bank where each Loan Party has a depository account and each such Loan Party hereby authorizes the Administrative Agent to contact the bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent, and, upon written request from the Borrower, the Administrative Agent will use commercially reasonable efforts to provide copies of such Reports to the Borrower to the extent permitted to do so by law, regulatory guidance and internal bank policy; provided failure to provide a copy of any such Report to Borrower as aforesaid shall not constitute a violation of Administrative Agent’s obligations hereunder. After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent with contact information for its suppliers.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply in all material respects with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under Material Agreements to which it is a party, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans will be used only for working capital, other general corporate purposes including funding business operations in the ordinary course of the Borrower and its Subsidiaries, and to refinance existing Indebtedness outstanding on the Effective Date. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy of Information. Any information, including financial statements or other documents, furnished by the Loan Parties to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Loan Parties on the date thereof as to the matters specified in this Section; provided that, with respect to projected financial information, the Loan Parties will only furnish information that it prepared in good faith based upon assumptions it believed to be reasonable at the time delivered (it being understood that such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and that the Loan Parties make no representation as to the attainability of such forecasts or projections or as to whether such forecasts or projections will be achieved or will materialize).

SECTION 5.10. Insurance.

(a) Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, if available in the subject jurisdiction, loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

(b) In the event any Collateral is located in any real property owned by a Loan Party that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Loan Party shall purchase and maintain flood insurance on such Collateral. The amount of flood insurance required by this Section shall be in an amount equal to the lesser of the original principal amount of the Commitment or the total replacement cost value of the improvements.

(c) All insurance policies required hereunder or under this Section 5.10 shall name the Administrative Agent as an additional insured or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Administrative Agent (which shall be delivered to Administrative Agent within the time period required by Section 5.17(d) hereof), which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent subject to the terms of this Agreement; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to the Administrative Agent.

(d) Unless a Loan Party provides the Administrative Agent with evidence of the insurance coverage required by this Agreement, after prior written notice to the Borrower, the Administrative Agent, on behalf of the Lenders, may purchase insurance at the Loan Party’s or the Borrower’s expense to protect the Secured Parties’ interests in the Collateral. This insurance may, but need not, protect the Loan Parties’ interests. The coverage that the Administrative Agent purchases may not pay any claim that a Loan Party makes or any claim that is made against a Loan Party in connection with the Collateral. The Loan Party may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Loan Party has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, the Borrower will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Borrower’s total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance the Loan Party may be able to obtain on its own. If a Loan Party fails to obtain any insurance as required by this Section, the Administrative Agent, on behalf of the Lenders, may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the applicable Loan Party’s failure to maintain such insurance or pay any premiums therefor.

SECTION 5.11. Casualty and Condemnation. The Borrower will (a) furnish to the Administrative Agent for distribution to each Lender prompt written notice of any casualty or other insured damage to the Collateral in the amount of $500,000 or more or the commencement of any action or proceeding for the taking of the Collateral or interest therein in the amount of $500,000 or more under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds received by a Loan Party from any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with any applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12. Appraisals. At any time that the Administrative Agent requests, each Loan Party will, and will cause each Mexican Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of its Inventory (including, without limitation, the Inventory located in Mexico) and its owned real property, as applicable, from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law. The Administrative Agent will use commercially reasonable efforts to provide copies of such appraisals to the Borrower to the extent permitted to do so by law, regulatory guidance and internal bank policy; provided failure to provide a copy of any such appraisal to Borrower as aforesaid shall not constitute a violation of Administrative Agent’s obligations hereunder.

SECTION 5.13. [Reserved].

SECTION 5.14. Additional Collateral; Further Assurances.

(a) Subject to applicable Requirements of Law, each Loan Party will cause each Domestic Subsidiary formed or acquired after the date of this Agreement to become a Loan Party by executing a joinder agreement in form satisfactory to the Administrative Agent. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Domestic Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Domestic Subsidiary (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by such Loan Party. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Excluded Foreign Subsidiaries shall not be required to become Loan Parties hereunder and no property or assets of any Excluded Foreign Subsidiary shall constitute or be required to constitute any collateral for any Obligations.

(b) Each Loan Party will cause 100% of the issued and outstanding Equity Interests it owns in each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request; provided that, with respect to the pledge by a Loan Party of its owned Equity Interests in an Excluded Foreign Subsidiary, only the pledge of Equity Interests in a Mexican Subsidiary shall be required to be governed by the laws of the jurisdiction of such Excluded Foreign Subsidiary.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Domestic Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Administrative Agent, and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) Notwithstanding anything to the contrary in this Agreement, including without limitation clauses (a) through (d) of this Section 5.14, upon the acquisition by the Borrower or any Loan Party after the Effective Date of any interest in any real property (wherever located) with a value in excess of $500,000, the Borrower or such other Loan Party, as applicable, shall promptly (but in any event within five (5) Business Days of its acquisition thereof) so notify the Administrative Agent, setting forth a reasonably detailed description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or the Borrower’s or such other Loan Party’s good faith estimate of the current value of such real property. The Administrative Agent shall notify the Borrower or such other Loan Party in writing (including, for the avoidance of doubt, by electronic mail) whether it intends to require a Mortgage with respect to such property. Within sixty (60) days of the written request of the Administrative Agent, the Person that has acquired such property shall furnish a Mortgage to the Administrative Agent to create a valid and enforceable Lien (subject only to Permitted Encumbrances) in favor of the Administrative Agent for the benefit of itself, the Lenders and the other Secured Parties (all at the cost and expense of the Borrower). In connection with the granting of such Mortgages to the Administrative Agent, the Loan Parties shall provide to the Administrative Agent (i) such title insurance policies, ALTA/ACSM surveys, Phase I environmental site assessment reports, opinions of counsel, and such other deliverables as reasonably requested in writing (including, for the avoidance of doubt, by electronic mail) by the Administrative Agent, all in favor of the Administrative Agent for the benefit of the Secured Parties and (ii) flood certificates, and, if such parcel of real property is deemed by the Administrative Agent to be in a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, a flood notification form signed by the Borrower and evidence that flood insurance is in place for the building and the contents, all in form substance and amount reasonably satisfactory to the Administrative Agent.

SECTION 5.15. Inventory and Equipment.

(a) Maintenance of Goods. Each Loan Party will do all things necessary to maintain, preserve, protect and keep its Inventory and Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of the Loan Party’s business and except for ordinary wear and tear in respect of its Equipment.

(b) Inventory Count; Perpetual Inventory System. Each Loan Party will conduct a physical count of its Inventory (including the Inventory located in Mexico) at least once per Fiscal Year, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. Each Loan Party, at its own expense, shall deliver to the Administrative Agent the results of each physical count, which such Loan Party has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory (including the Inventory located in Mexico). Unless waived by the Administrative Agent, each Loan Party will maintain a perpetual inventory reporting system at all times.

(c) Equipment. No Loan Party shall permit any Equipment to become a fixture (with respect to real property) or an accession (with respect to other personal property) unless the Administrative Agent has a Lien on such real or personal property. No Loan Party will, without the Administrative Agent’s prior written consent, alter or remove any identifying symbol or number on any of such Loan Party’s Equipment constituting Collateral.

SECTION 5.16. Post-Closing Obligations. The Loan Parties shall complete each of the items set forth on Schedule 5.16 hereto by the deadlines listed thereon (which may be extended in writing in the Administrative Agent’s sole discretion).

SECTION 5.17. ABL Facility Credit Enhancements. If the ABL Lender or any lender under the ABL Facility receives any additional guaranty from the Borrower or any of its Subsidiaries after the Effective Date, or is granted a Lien on any assets or property of the Borrower or any of its Subsidiaries that is not Collateral as of the Effective Date, the Loan Parties shall cause the same to be granted to the Administrative Agent, on behalf of itself and the other Secured Parties, subject to the terms of the Intercreditor Agreement.

SECTION 5.18. Corporate Restructuring Covenants.

(a) ~~Unless the Borrower shall have delivered to the Administrative Agent by July 31, 2023 at least one Satisfactory IOI, upon~~Upon the written request of the Administrative Agent ~~on or after August 1, 2023~~, the Borrower shall commence pursuit of the Corporate Restructuring (such commencement date, the “Corporate Restructuring Commencement Date”).

(b) Within ten (10) days after the Corporate Restructuring Commencement Date (or such later date as agreed to by the Administrative Agent in writing in its sole discretion), the Borrower shall have delivered to the Administrative Agent drafts of the documents necessary to effect the Corporate Restructuring, including drafts of the Agreement of Merger, the Certificate of Merger, required resolutions of ~~Borrower’s board of directors~~the Board of Directors and the constituent corporation to the holding company merger pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, and the proposed certificates of incorporation of each of New Holdco and the Borrower to be in effect after giving effect to the Corporate Restructuring.

(c) Within ~~60~~30 days after the Borrower has received Administrative Agent’s approval of the documents delivered pursuant to clause (b) above (or such later date as agreed to by the Administrative Agent in writing in its sole discretion), the Borrower shall have consummated the Corporate Restructuring and delivered to the Administrative Agent evidence of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

SECTION 5.19. Financial Advisor~~Financial Advisor. On or before April 21, 2023~~. Upon the election of the Administrative Agent on or after November 1, 2024, Borrower shall engage the Financial Advisor, on terms acceptable to the Administrative Agent.

SECTION 5.20. Delivery of Cash Flow Forecast; Related Reporting Requirements. On every Friday, commencing on May 5, Borrower shall prepare and deliver to the Administrative Agent a 13-week cash flow forecast, substantially in the form of Exhibit G attached hereto (the “Budget”), which shall reflect Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of its business. In addition, on a weekly basis, Borrower shall provide Administrative Agent (x) a report, in a form acceptable to Administrative Agent, comparing Borrower’s actual cash receipts and disbursements for the immediately preceding week in the Budget compared to projected cash receipts and disbursements for such week as set forth in the Budget and (y) an accounts payable and receivable report in form acceptable to Administrative Agent and certified as correct by an officer of the Borrower. The Borrower shall deliver with the report described in clause (x) a detailed Officer’s Certificate, in form acceptable to Administrative Agent, explaining any lower than projected cash receipts (in the aggregate) and any higher than projected disbursements (per line item) to the extent that, and only if, (i) cash receipts during any week are less than, in the aggregate, 10% of forecasted total cash receipts for such week as set forth in the Budget or (ii) disbursements with respect to any particular line item set forth in the Budget during any week exceed, in the aggregate for that line item, 10% of forecasted total disbursements with respect to such line item for such week as set forth in the Budget.

SECTION 5.21. Weekly Calls. Borrower shall cause one of its Responsible Officers to participate in (x) weekly conference calls starting after the ~~date hereof~~Third Amendment Effective Date with Administrative Agent, ABL Lender and any other advisors (including, after its engagement, the Financial Advisor) requested by either Administrative Agent or the ABL Lender during which the Borrower shall deliver an update on the Borrower’s liquidity and operations and (y) bi-weekly conference calls starting after November 1, 2024 with Administrative Agent, ABL Lender, the Financial Advisor and any other advisors requested by either Administrative Agent or the ABL Lender during which the Borrower shall deliver an update on the ~~Borrower’s liquidity and operations~~Replacement Transaction. Such calls shall be held at a time acceptable to Borrower, Administrative Agent, the ABL Lender, the Financial Advisor and such other advisors; provided, that if Borrower uses commercially reasonable efforts to schedule a call but Administrative Agent, the ABL Lender, the Financial Advisor or such other advisors are not available, such period shall automatically be extended until Administrative Agent, the ABL Lender, Borrower, the Financial Advisor and such other advisors are available.

SECTION 5.22. Board Observation Rights. The Administrative Agent shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Board of Directors (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) at any such meetings (which shall be held no less than once per quarter). The Board Observer may be excluded from any portion of any BOD Meeting to the extent such exclusion is necessary to preserve attorney-client privilege between the Borrower and its counsel, in each case, in the reasonable determination of the Borrower’s counsel. The Board Observer shall be provided the same notice of the time and place of any BOD Meetings and the same notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) at such meeting (or the proposed actions to be taken by written consent without a meeting) as the members of the Board of Directors receive. The Board Observer shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) in anticipation of or at such meeting (regular or special and whether telephonic or otherwise) and copies of the approved minutes of each such meeting. The Board Observer agrees all such information and minutes constitute “Information” under Section 9.12 and agrees to keep them confidential in accordance with Section 9.12. The Borrower shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its physical attendance at any such BOD Meeting in accordance with applicable company policies related to reimbursement.

SECTION 5.23. Replacement Transaction. From and after the Third Amendment Effective Date, the Borrower shall diligently pursue a Replacement Transaction, which must (x) unless the Total Debt to EBITDA Ratio for the twelve (12) month period ending on August 31, 2025 is less than or equal to 4.25 to 1.00, be consummated on or before the September 30, 2025 and (y) cause the Payment in Full of the Obligations upon the consummation of such Replacement Transaction.

ARTICLE VI

Negative Covenants; Financial Covenants

Until all Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) any Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (including extensions, renewals, refinancings and replacements thereof); provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) any Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of any Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees by the Borrower or another Loan Party of Indebtedness of any Subsidiary permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness (other than Indebtedness incurred under the ABL Credit Agreement) of the Borrower or any Subsidiary not owed to the Administrative Agent or the Lenders incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the Indebtedness does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, and (iii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (i), (j) and (o) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Subordinated Indebtedness in an aggregate principal amount not exceeding $2,500,000 at any time outstanding;

(j) other unsecured Indebtedness in an aggregate principal amount not exceeding $500,000 at any time outstanding;

(k) Indebtedness of the Borrower to The Bank & Trust, SSB (Del Rio) in an amount not to exceed $600,000 in the aggregate at any time outstanding;

(l) Indebtedness of Wujiang SigmaTron Electronic Technology Co., Ltd. to China Construction Bank Co., Ltd. or another Chinese state bank, collateralized by an unconditional mortgage guarantee by Wujiang SigmaTron Electronic Co., Ltd. on its manufacturing building, in an amount not to exceed $2,500,000 in the aggregate at any time outstanding;

(m) Indebtedness of the Excluded Foreign Subsidiaries (other than any Mexican Subsidiary) to a Person that is not a Loan Party in an amount not to exceed $2,500,000 in the aggregate at any time outstanding;

(n) Ordinary Course Intercompany Obligations; and

(o) subject to the Intercreditor Agreement, Indebtedness incurred under the ABL Credit Agreement (including Banking Services Obligations and Swap Agreement Obligations owing to the ABL Lender or its Affiliates) in an aggregate principal amount not to exceed at any time the Maximum ABL Principal Obligations (as defined in the Intercreditor Agreement).

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Domestic Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or the subject Domestic Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and (iii) such Liens shall not apply to any other property or assets of the Borrower or Subsidiary;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4 210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(f) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(g) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(h) Liens created pursuant to any Subordinated Indebtedness permitted by clause (i) of Section 6.01; provided that all Liens with respect to such Subordinated Indebtedness shall at all times be (A) junior to any and all Liens created pursuant to any Loan Document and (B) subject to a subordination agreement in form and substance acceptable to the Administrative Agent in its Permitted Discretion;

(i) Liens created in connection with perfection of the sale of Accounts permitted to be sold under clause (h) of Section 6.05 pursuant to any Trade Receivables Purchase Program;

(j) Liens securing the Indebtedness permitted by clause (l) or (m) of Section 6.01; provided that such Liens shall not apply to any property or assets of any Loan Party or any Mexican Subsidiary;

(k) Liens securing Indebtedness permitted under Section 6.01(o); provided that any such Liens are subject to the Intercreditor Agreement; and

(l) to the extent constituting a Lien, any purchase option, call or similar right of a third party with respect to the Wagz Remaining Shares pursuant to the Stockholders Agreement;

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above, or (2) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.

SECTION 6.03. Fundamental Changes.

(a) Other than with respect to the Corporate Restructuring, no Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, upon no less than thirty (30) days’ prior written notice, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party, and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Administrative Agent or any Lender; provided that any such merger involving a Person that is not a direct or indirect wholly owned Subsidiary of Borrower or other Loan Party immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Domestic Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(d) No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Effective Date.

(e) No Loan Party will change the accounting basis upon which its financial statements are prepared.

(f) No Loan Party will change the tax filing elections it has made under the Code.

(g) No Loan Party will change the type of entity that it is.

(h) No Loan Party will change its organization identification number, if any, issued by its state of incorporation or organization, as applicable.

(i) No Loan Party will change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (A) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral (as required under the Loan Documents), or (B) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent in any Collateral), provided that, any new location of incorporation or organization shall be in the continental U.S.

(j) No Loan Party will own any Foreign Subsidiary (other than the Excluded Foreign Subsidiaries) without Lender’s prior written consent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, subject to control agreements in favor of the Administrative Agent;

(b) investments in existence on the date hereof and described in Schedule 6.04 and deposits in bank accounts maintained by a Loan Party (without a requirement that a control agreement in favor of the Administrative Agent is in place so long as the accounts contain no more than $7,500 in each said account, and not more than $30,000 in the aggregate at any time);

(c) investments by the Borrower and its Subsidiaries in Equity Interests in their respective Subsidiaries as in existence on the Effective Date; provided that any such Equity Interests held by a Loan Party in any of its direct Subsidiaries shall be pledged pursuant to the Security Agreement;

(d) loans or advances made by (i) a Loan Party to another Loan Party so long as any such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement, (ii) an Excluded Foreign Subsidiary (other than a Mexican Subsidiary) to another Excluded Foreign Subsidiary, (iii) an Excluded Foreign Subsidiary to a Loan Party so long as the parties thereto are party to the Intercompany Subordination Agreement, (iv) a Loan Party to a Mexican Subsidiary so long as (x) the aggregate amount of all such loans and advances from Loan Parties to Mexican Subsidiaries does not exceed $1,000,000 in any Fiscal Year and (y) any such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement, and (v) a Loan Party to an Excluded Foreign Subsidiary (other than a Mexican Subsidiary) so long as (x) the aggregate amount of all such loans and advances from Loan Parties to such Excluded Foreign Subsidiaries does not exceed $1,000,000 in any Fiscal Year and (y) any such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement; provided that nothing set forth herein shall limit Ordinary Course Intercompany Obligations to the extent permitted by Section 6.01;

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall not exceed $500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 at any one time outstanding;

(g) notes payable, or stock or other securities, issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) investments in the form of Swap Agreements permitted by Section 6.07;

(i) investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of its Subsidiaries so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) investments received in connection with Dispositions permitted by Section 6.05;

(k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances;” and

(l) unsecured Guarantees by the Borrower in respect of the lease agreement dated May 9, 2012, between Vesta Baja California, S. de R.L. de C.V., as landlord, and Ablemex, S.A. de C.V., as tenant, and any amendment or renewal thereof in the ordinary course of business and on market terms, as the same may be amended, restated, supplemented, renewed or refinanced in the ordinary course of business and on market terms; and

(m) unsecured loans or advances made by the Borrower to Wagz pursuant to the Wagz Promissory Note so long as (x) the aggregate amount of all such loans and advances does not exceed $900,000 and (y) any such loans and advances shall be pledged pursuant to the Security Agreement.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property other than Inventory in the ordinary course of business; provided, that the aggregate market value of all assets sold under this clause (a)(ii), shall not exceed $1,000,000 in the aggregate in any Fiscal Year;

(b) Dispositions of assets to the Borrower or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Dispositions of Accounts consisting of the compromise, settlement or collection thereof;

(d) Dispositions of Permitted Investments and other investments permitted by clauses (i) and (j) of Section 6.04;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (g) shall not exceed $500,000 during any Fiscal Year; and

(h) Dispositions of accounts receivable by the Borrower pursuant to any Trade Receivables Purchase Program, provided that upon the occurrence and during the continuation of any Default, the Borrower’s right to sell accounts receivable under any Trade Receivables Purchase Program shall terminate at the written direction of the Administrative Agent.

provided that all Dispositions permitted hereby (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within one hundred eighty (180) days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,

(iii) the Borrower may make Restricted Payments, not exceeding $250,000 in the aggregate during any Fiscal Year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and

(iv) so long as (A) the Loan Party is a “pass through” entity for federal income tax purposes, and (B) there exists no Event of Default, the Borrower may pay dividends or make distributions to its shareholders/members in an aggregate amount not greater than the amount necessary for such shareholders/members to pay their actual state and United States federal income tax liabilities in respect of income earned by the Borrower, after deducting any unused prior losses.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents,

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions of the related documents,

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01,

(iv) payment of secured Indebtedness (other than the ABL Facility) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05, and

(v) payments of ABL Obligations in accordance with the ABL Facility to the extent expressly permitted by the Intercreditor Agreement.

SECTION 6.09. Transactions with Affiliates.

(a) No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (A) are in the ordinary course of business and (B) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (iii) any investment permitted by Sections 6.04(c) or 6.04(d), (iv) any Indebtedness permitted under Section 6.01(c), (v) any Restricted Payment permitted by Section 6.08, (vi) loans or advances to employees permitted under Section 6.04, (vii) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business and (viii) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors.

(b) No Loan Party will, nor will it permit any Subsidiary to, (x) sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, Wagz or (y) purchase, hold or acquire any evidences of Indebtedness of, or make or permit to exist any loans or advances to, or Guarantee any obligations of, Wagz , except (i) any investment permitted by Section 6.04(m) and (ii) in connection with the sale of Inventory or the provision of contract manufacturing or design services by the Borrower to Wagz, in each case, on an arms-length basis in the ordinary course of business.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational or governing documents (except for any amendment to the Certificate of Incorporation of the Borrower or to the by-laws of any Loan Party, in each case, to the extent required or approved by the Administrative Agent in writing), (c) any Material Agreement (other than an ABL Credit Document), to the extent any such amendment, modification or waiver would be adverse to the Administrative Agent or any Lender, or (d) the ABL Credit Agreement or any other ABL Credit Document, other than to the extent expressly permitted pursuant to the terms of Intercreditor Agreement.

SECTION 6.12. Financial Covenants.

(a) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for any twelve (12) month period ending on the last day of any ~~fiscal quarter~~calendar month set forth below, beginning with the ~~fiscal quarter~~calendar month ending ~~October~~July 31, ~~2022~~2024 , to be less than ~~1.10~~the applicable ratio indicated below for the most recently completed calendar month:~~1.0.~~

Calendar Month	Fixed Charge Coverage Ratio
July 31, 2024	0.70:1.00
August 31, 2024	0.70:1.00
September 30, 2024	0.70:1.00
October 31, 2024	0.70:1.00
November 30, 2024	0.70:1.00
December 31, 2024	0.70:1.00
January 31, 2025	0.70:1.00
February 28, 2025	0.80:1.00
March 31, 2025	0.80:1.00

Calendar Month	Fixed Charge Coverage Ratio
April 30, 2025	0.80:1.00
May 31, 2025	0.90:1.00
June 30, 2025	0.90:1.00
July 31, 2025	0.90:1.00
August 31, 2025	1.00:1.00
September 30, 2025 and thereafter	1.00:1.00

(b) Total Debt to EBITDA Ratio. The Borrower will not permit the Total Debt to EBITDA Ratio for any twelve (12) month period ending on the last day of any fiscal quarter set forth below~~, beginning with the fiscal quarter ending October 31, 2022,~~ to be greater than the applicable ~~correlative~~ ratio indicated below ~~that corresponds to the Term Loan Borrowing Base Coverage Ratio~~ for the most recently completed fiscal quarter:

	~~If the Term Loan Borrowing Base Coverage Ratio, as of the last day of the applicable fiscal quarter, is less than or equal to 1.50:1.0~~	~~If the Term Loan Borrowing Base Coverage Ratio, as of the last day of the applicable fiscal quarter, is greater than 1.50:1.0~~
Fiscal Quarter	~~Total Debt to EBITDA Ratio~~	Total Debt to EBITDA Ratio
~~October 31, 2022~~	~~5.75:1.0~~	~~5.75:1.0~~
~~January 31, 2023~~	~~5.00:1.0~~	~~5.50:1.0~~
~~April 30, 2023~~	~~4.50:1.0~~	~~5.50:1.0~~
~~July 31, 2023~~	~~4.50:1.0~~	~~5.25:1.0~~
~~October 31, 2023~~	~~4.50:1.0~~	~~5.25:1.0~~
~~January~~July 31, 2024	~~4.50:1.0~~	~~5.00~~6.50:1.0
~~April 30, 2024~~	~~4.50:1.0~~	~~5.00:1.0~~

	~~If the Term Loan Borrowing Base Coverage Ratio, as of the last day of the applicable fiscal quarter, is less than or equal to 1.50:1.0~~	~~If the Term Loan Borrowing Base Coverage Ratio, as of the last day of the applicable fiscal quarter, is greater than 1.50:1.0~~
Fiscal Quarter	~~Total Debt to EBITDA Ratio~~	Total Debt to EBITDA Ratio
~~July 31, 2024~~	~~4.25:1.0~~	~~4.50:1.0~~
October 31, 2024	~~4.00:1.0~~	~~4.50~~6.50:1.0
January 31, 2025	~~3.75:1.0~~	~~4.50~~6.50:1.0
April 30, 2025	~~3.75:1.0~~	~~4.50~~5.75:1.0
July 31, 2025	~~3.25:1.0~~	~~4.25~~5.50:1.0
October 31, 2025	~~3.25:1.0~~	~~4.25~~4.00:1.0
January 31, 2026	~~3.25:1.0~~	~~4.25~~4.00:1.0
April 30, 2026	~~3.25:1.0~~	~~4.25~~3.75:1.0
July 31, 2026	~~3.00:1.0~~	~~4.00~~3.75:1.0
October 31, 2026	~~3.00:1.0~~	~~4.00~~3.50:1.0
January 31, 2027	~~3.00:1.0~~	~~4.00~~3.50:1.0
April 30, 2027	~~3.00:1.0~~	~~4.00~~3.50:1.0

(c) Availability. The Borrower will not permit Availability to be less than $~~2,500,000~~3,500,000 at any time.

SECTION 6.13. ERISA . No Loan Party shall:

(a) Permit any of its assets to be treated as “plan assets” pursuant to 29 C.F.R. Section 2510.3-101, as amended by Section 3(42) of ERISA;

(b) permit any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of any state, local, or non-U.S. laws substantially similar to Section 406 of ERISA or Section 4975 of the Code which would result in material liability to any Loan Party; or

(c) enter into, sponsor or contribute to, or have any liability with respect to any scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits or with respect to any employee benefit plan that is not subject to United States laws which would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.14. ABL Obligations. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, purchase or otherwise acquire any of the ABL Obligations or any commitments in respect thereof unless concurrently retired or exchanged, in their entirety, for equity interests in the Borrower.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished by it pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01, 5.03 (with respect to a Loan Party’s existence), 5.08, 5.10, 5.16, 5.18, 5.23 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of (i) any Loan Party obtaining actual knowledge of such breach or (ii) receipt of notice thereof from the Administrative Agent;

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after all applicable grace periods thereunder shall have expired;

(g) (i) any event or condition occurs (after all applicable grace periods have expired) that results in any Material Indebtedness (other than the ABL Facility) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than the ABL Facility) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than the ABL Facility) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05, (ii) the occurrence of any “Event of Default” (or equivalent term) under the ABL Credit Agreement or any other ABL Credit Document, or (iii) the delivery by the ABL Lender of an enforcement notice pursuant to the terms of the Intercreditor Agreement;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) (A) the institution of any steps by any Person to terminate a pension plan subject to Title IV of ERISA if as a result of such termination, any Loan Party or any other obligor could reasonably be expected to make a contribution to such pension plan or could incur a liability or obligation to such pension plan, in each case would reasonably be expected to result in a Material Adverse Effect, (B) a contribution failure occurs with respect to any such pension plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or under any other applicable law on the assets of any Loan Party or any other obligor; (C) a “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) and the withdrawal liability to such multiemployer plan that would reasonably be expected to be imposed on any Loan Party, ERISA Affiliate or any other obligor; (D) an excise tax or penalty is imposed under Chapter 43 of the Code or under any other applicable law on any Loan Party or any other obligor which would result in a Material Adverse Effect; (E) any plan to which any Loan Party or any other obligor contributes that is intended to be qualified under Section 401 of the Code is determined by a Governmental Authority not to be so qualified and such determination would reasonably be expected to result in a Material Adverse Effect; (ii) an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or (iii) any Loan Party or other obligor incurs any payment liability with respect to a scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits or with respect to an employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States laws providing for post-employment benefits which would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) the Loan Guaranty or any Obligation Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Obligation Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty or any Obligation Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty or any Obligation Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08 or any notice of termination delivered pursuant to the terms of any Obligation Guaranty;

(p) except as permitted by the terms of any Collateral Document or the Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation that is required under this Agreement to be a perfected first priority Lien shall cease to be a perfected, first priority Lien;

(q) the material provisions of any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(s) any Loan Party is criminally indicted or convicted under any law that may reasonably be expected to lead to a forfeiture of any property of such Loan Party having a fair market value in excess of $500,000; or

(t) (i) any subordination or intercreditor provision in favor of Administrative Agent for the benefit of the Secured Parties in any document or instrument governing Subordinated Indebtedness or any subordination or intercreditor provision in favor of Administrative Agent for the benefit of the Secured Parties in any subordination or intercreditor agreement that relates to any Subordinated Indebtedness, or any subordination or intercreditor provision in any guaranty by any Loan Party or other obligor of any Subordinated Indebtedness, shall cease to be in full force and effect, or any Loan Party shall contest in any manner the validity, binding nature or enforceability of any such provision or shall be in breach of any such provision or (ii) the Intercreditor Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any party to such Intercreditor Agreement shall contest in writing, the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Liens securing the Obligations, for any reason shall not have the priority contemplated by the Intercreditor Agreement, then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitment, whereupon the Commitment shall terminate immediately, and (ii) declare all or any portion of the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other Obligations of the Borrower accrued hereunder or under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s behalf. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions (including, for the avoidance of doubt, by electronic mail) of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing (including, for the avoidance of doubt, by electronic mail), such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or Secured Party or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of any syndication agent, any co-documentation agent or any arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder. In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(f) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, neither Borrower nor any Subsidiary, nor any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (A) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (B) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communication.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and each of the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and each of the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld; provided that (i) the Borrower shall be deemed to have approved any such appointment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof and (ii) no consent of the Borrower shall be required for an appointment of a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other appointee). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.16(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgment of Lenders.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any syndication agent, any co-documentation agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any syndication agent, any co-documentation agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) (i) Each Lender hereby agrees that (A) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (A) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07. Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Maters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, any arranger, any syndication agent, any co-documentation agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent and each arranger, syndication agent and co-documentation agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitment, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans or the Commitment for an amount less than the amount being paid for an interest in the Loans or the Commitment by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i) if to any Loan Party, to the Borrower at:

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Attention: Gary R. Fairhead, President and CEO

Facsimile No: 847-956-8709

Email: gary.fairhead@sigmatronintl.com

and

Howard & Howard

200 South Michigan Avenue, Suite 1100

Chicago, Illinois 60604

Attention: Miriam Burkland

Facsimile No.: 312-939-5617

email: mburkland@howardandhoward.com

(ii) if to the Administrative Agent, to TCW at:

TCW Asset Management Company LLC

200 Clarendon Street, 51st Floor

Boston, Massachusetts 02116

Attention: Julia Fifer

Email: julia.fifer@tcw.com; obaid.khan@tcw.com;

tcwservicing@allvuesystems.com; TCW@alterdomus.com

Telephone No: (212) 771-4545

and

Alter Domus (US) LLC

225 West Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Jacques Kolzow and Legal Department

Facsimile No: (312) 376-0751

Email: jacques.kolzow@alterdomus.com and legal@alterdomus.com

and

Goldberg Kohn Ltd.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60606

Attention: Seth H. Good

Facsimile No.: (312) 863-7838

Email: seth.good@goldbergkohn.com

(iii) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile or electronic mail shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Borrower, any Loan Party and the Lenders hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates delivered pursuant to Section 5.01(a)(iii) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.08 and subject to Section 2.13(b) and (c) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment (as opposed to any mandatory prepayment or the rescission of an election to accelerate) of the principal amount of any Loan or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(g), (h) or (i) or Section 2.17(b) or (d) in a manner that would alter the ratable reduction of Commitment or the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vi) change Section 2.19 without the consent of each Lender (other than any Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (viii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise change the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 2.19 shall require the consent of the Administrative Agent); provided further that no such agreement shall amend or modify the provisions of Section 2.07 without the prior written consent of the Administrative Agent. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender (other than TCW or any of its Affiliates or Approved Funds) whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties, jointly and severally, shall pay all (i) reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates and Approved Funds, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Expenses being reimbursed by the Loan

Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with: (A) appraisals (but not of Equipment) and insurance reviews; (B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination; (C) financial examinations and valuations, (D) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of the Administrative Agent; (E) Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) filing financing statements and continuations, recording any Mortgages, and other actions to perfect, protect, and continue the Administrative Agent’s Liens; (F) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (G) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts, and costs and expenses of preserving and protecting the Collateral; provided that the Loan Parties shall not be obligated to reimburse the Administrative Agent for more than one (1) appraisal (including an appraisal of the Inventory located in Mexico) during any calendar year unless an Event of Default has occurred or exists during such calendar year.

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, each Lender, and each Related Party or any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.16, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do so), ratably according to their respective Term Loan Exposure in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the

Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Term Loan Exposure immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations.

(d) To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert and each such party hereby waives, any claim against any other party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment of all or a portion of the Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and provided further that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (2) if an Event of Default has occurred and is continuing, to any other assignee (other than an Ineligible Institution); and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent otherwise consents;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all “know your customer” documentation and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” has the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell non-voting participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under the Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of any Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (i) this Agreement, (ii) any other Loan Document and/or (iii) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (A) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (B) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (w) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, Electronic Signatures transmitted by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (x) the Administrative Agent may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of its business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (y) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or Ancillary Document, respectively, including with respect to any signature pages thereto and (z) waives any claim against any Agent-Related Person for any Liabilities arising solely from the Administrative Agent’s reliance on or use of Electronic Signatures and/or transmission by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or

Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender or such Affiliate shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Illinois.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or Illinois state court sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Illinois State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, with, to the extent permitted, prompt notice thereof to the Borrower, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the prior consent of the Borrower, (h) to holders of Equity Interests in the Borrower, including through public filings required under securities laws, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan

Party or its representatives. For the purposes of this Section, “Information” means all information received from a Loan Party or its representatives relating to the Loan Parties or their business or operations, other than any such information that is available to the Administrative Agent or such Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but not less than a commercially reasonable degree of care.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Marketing Consent. The Borrower hereby authorizes TCW and its affiliates (collectively, the “TCW Parties”), at their respective sole expense, but without any prior approval by the Borrower, to include the Borrower’s name and logo in advertising slicks posted on their internet sites, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to the closing of the transactions related to this Agreement as each may from time to time determine in its reasonable discretion, in each case, only after the Borrower has publicly announced such closings by filing a Form 8-K. The foregoing authorization shall remain in effect unless and until the Borrower notifies TCW in writing (including, for the avoidance of doubt, by electronic mail) that such authorization is revoked.

SECTION 9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Intercreditor Agreement. Each Lender hereunder authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Lender. Each Lender hereby acknowledges that it has received and reviewed the Intercreditor Agreement. Each of the Lenders agrees to be bound by the Intercreditor Agreement. Any reference in this Agreement or any other Loan Document to “first priority lien” “or second priority” or words of similar effect in describing the Liens created hereunder or under any other Loan Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement. Nothing in this Section 9.20 shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of the Intercreditor Agreement or may assert any rights, defenses or claims on account of the Intercreditor Agreement or this Section 9.20, and each Loan Party (x) agrees that nothing in the Intercreditor Agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement, or any other Loan Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors with respect to any Loan Party or except as expressly otherwise provided in the Intercreditor Agreement as to a Loan Party’s obligations, such Loan Party’s properties, and (y) if the Administrative Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the other Loan Documents by the Administrative Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against the Administrative Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it. In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to (i) give physical possession over any ABL Priority Collateral to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such ABL Priority Collateral is delivered to and held by the ABL Lender pursuant to the Intercreditor Agreement and (ii) take any other action with respect to the ABL Priority Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to the Administrative Agent, such action shall be deemed satisfied to the extent undertaken by the ABL Lender.

SECTION 9.21. No Fiduciary Duty, etc. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent or any Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Obligated Partners or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Obligated Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Obligated Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Each of the Lenders may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth (5th) day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.10. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.10 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.10 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification are owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.10 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

SIGMATRON INTERNATIONAL, INC., a Delaware corporation, as the Borrower

By:

Name:
Title:

WAGZ, INC., a Delaware corporation, as a Loan Party

By:

Name:
Title:

TCW ASSET MANAGEMENT COMPANY LLC, as Administrative Agent and a Lender

By:

Name:
Title:

Schedule 1.01

Definitions

The following terms shall have the meaning given to them in the Security Agreement: “Collateral Access Agreement”, “Collateral Deposit Account”, “Collection Account”, “Control Agreement”, and “Receivables”.

The following terms shall have the meaning given to them in the UCC: “Account”, “Document”, “Equipment”, and “Inventory”.

“ABL Borrowing Base” has the meaning assigned to the term “Borrowing Base” in the ABL Credit Agreement (as in effect as of the date hereof).

“ABL Borrowing Base Certificate” has the meaning assigned to the term “Borrowing Base Certificate” in the ABL Credit Agreement (as in effect as of the date hereof).

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 18, 2022, by and between the Borrower and the ABL Lender, as the same may be amended, modified, supplemented, restated, replaced and/or refinanced from time to time, in each case, in accordance with the Intercreditor Agreement.

“ABL Credit Documents” means the “Loan Documents” as defined in the ABL Credit Agreement, as each such document may be amended, modified, supplemented, restated, replaced and/or refinanced from time to time, in each case, in accordance with the Intercreditor Agreement.

“ABL Excess Availability” means, at any time, the positive or negative amount equal to (a) the Stipulated ABL Borrowing Base minus (b) the Revolving Exposure.

“ABL Facility” means the asset-based lending credit facility provided by the ABL Lender to the Borrower under the ABL Credit Agreement.

“ABL Lender” means JPMorgan Chase Bank, N.A., as lender under the ABL Credit Agreement and its permitted successors and assigns in such capacity or any agent or controlling lender under any replacement or refinanced ABL Credit Agreement.

“ABL Loans” means the “Loans” from time to time made or issued under the ABL Credit Agreement.

“ABL Maturity Date” means the “Maturity Date” as defined in the ABL Credit Agreement.

“ABL Obligations” means the “Obligations” as defined in the ABL Credit Agreement (as in effect as of the date hereof).

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, then the Adjusted Term SOFR Rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Administrative Agent” means TCW Asset Management Company LLC, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower, any Guarantor or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means, as of any date of determination, a rate per annum equal to (i) with respect to any CBFR Loan, 6.50% and (ii) with respect to any SOFR Loan, 7.50% (such rate per annum, as applicable, the “Baseline Applicable Margin”); provided, that, during the PIK Period, if the certified calculations set forth in the Compliance Certificate and the corresponding financial statements delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) with respect to the third month of a fiscal quarter demonstrate that the Total Debt to EBITDA Ratio for the twelve (12) month period ending on the last day of the most recently ended fiscal quarter exceed the ratio indicated below that corresponds to the fiscal quarter end-date set forth opposite thereto, the Applicable Margin shall be increased by an amount equal to ~~the PIK Interest Rate~~1.00% per annum for the fiscal quarter only, with 100% of such increase being paid in kind by adding such interest to the outstanding principal amount of the Term Loan ~~(“PIK Interest”)~~.

Fiscal Quarter	Total Debt to EBITDA Ratio
October 31, 2023	4.25:1.0
January 31, 2024	4.00:1.0
April 30, 2024	4.00:1.0
July 31, 2024	3.75:1.0
October 31, 2024	3.75:1.0
January 31, 2025	4.50:1.0
April 30, 2025	4.50:1.0
July 31, 2025	4.50:1.0

During the PIK Period, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to the Administrative Agent of the certified calculations set forth in the Compliance Certificate and the corresponding financial statements delivered to the Administrative Agent pursuant to Sections 5.01(a)(iii) with respect to the third month of a fiscal quarter.

Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and is continuing, at the election of the Borrower, on a quarterly basis, a portion of the Baseline Applicable Margin up to 2.00% per annum may be paid in kind by adding such interest to the outstanding principal amount of the Term Loan by the Borrower delivering to the Administrative Agent a PIK Election Notice prior to 3:00 p.m. at least three (3) Business Days prior to the commencement of the applicable fiscal quarter (the “PIK Election Deadline”).

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and, if the Borrower’s consent is required pursuant to Section 9.04, the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(d).

“Availability” shall have the meaning provided for in the ABL Credit Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services Obligations” shall have the meaning provided for in the ABL Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Applicable Margin” has the meaning assigned to such term in the definition of Applicable Margin.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been reasonably selected by the Administrative Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement (after giving effect to any Benchmark Replacement Adjustment) will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “CB Floating Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions pursuant to Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent reasonably decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board Observer” has the meaning assigned to it in Section 5.22.

“Board of Directors” means the board of directors of the Borrower.

“BOD Meeting” has the meaning assigned to it in Section 5.22.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower’s Accountants” means BDO USA, ~~LLP~~P.C., independent public accountants, or such other independent accountants, acceptable to the Borrower’s Board of Directors and engaged by Borrower.

“Borrowing” means a CBFR Borrowing or a SOFR Borrowing, as applicable.

“Borrowing Request” means a written request, in the form of Exhibit B or such other form approved by the Administrative Agent, by the Borrower for a Borrowing in accordance with Section 2.03.

“Budget” has the meaning assigned to it in Section 5.20.

“Burdensome Restriction” means any consensual encumbrance or restriction of the type described in Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBFR Borrowing” means a borrowing of a CBFR Loan.

“CB Floating Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of (i) the Federal Funds Effective Rate in effect on such day, plus (ii) 1⁄2 of 1.00%, (c) the sum of (i) the Adjusted Term SOFR Rate for an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00% and (d) 2.50%. Any change in the CB Floating Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be, shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as applicable.

“CBFR Loan” means a Loan that bears interest based on the CB Floating Rate.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding voting Equity Interests of the Borrower, which is not approved in writing by Administrative Agent in its sole discretion following notice thereof from Borrower in accordance with Section 5.02(k) hereof; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, nominated, appointed or approved for consideration by shareholders for election to the board of directors of the Borrower, (ii) approved by the board of directors of the Borrower as director candidates prior to their election, nor (iii) appointed by directors so nominated, appointed or approved; (c) the Borrower shall cease to own, free and clear of all Liens or other encumbrances, 100% of the outstanding voting Equity Interests of each other Loan Party on a fully diluted basis; or (d) the occurrence of any “Change in Control” (or equivalent term) as defined in ABL Credit Agreement or, unless the written consent of the counterparty thereto has been received, in any other Material Indebtedness.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a Term Loan, Protective Advance, or Loan of another Class made pursuant to an amendment to the Credit Agreement.

“Closing Date Fee Letter” means that certain Fee Letter, dated as of the Effective Date (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between the Borrower and the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Assignment of Business Interruption Insurance Policy” means that certain Collateral Assignment of Business Interruption Insurance Policy, dated as of the Effective Date, made by the Borrower and each of the other Loan Parties in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, the Collateral Assignment of Business Interruption Insurance Policy and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent in connection with this Agreement.

“Commitment” means the Term Loan Commitment.

“Commitment Schedule” means Schedule 1.02 attached hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Compliance Certificate” means a certificate of a Financial Officer in substantially the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Restructuring” means (a) a holding company merger pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, pursuant to which the Borrower becomes a wholly owned subsidiary of the newly formed holding company, a Delaware corporation (“New Holdco”), pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, and (b) the joinder by New Holdco to the Loan Documents as a Loan Guarantor, including a pledge by New Holdco of all of the issued and outstanding Equity Interests of the Borrower, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent.

“Corporate Restructuring Commencement Date” has the meaning assigned to such term in Section 5.18(a).

“Credit Party” means the Administrative Agent or any other Lender.

“Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries (other than cash) which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Loans and the ABL Loans) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing (including, for the avoidance of doubt, by electronic mail) that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Event of Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing (including, for the avoidance of doubt, by electronic mail), or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Event of Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, or (c) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person but excluding issuance of stock options or stock by the Borrower to employees or directors), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean any Equity Interests which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise, or is redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares) at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety one (91) days following the Maturity Date (excluding any provisions requiring redemption upon a “change of control”, liquidity event or similar event; provided that such “change of control”, liquidity event or similar event results in the concurrent payment in full in cash of the Secured Obligations (other than unasserted contingent indemnification or reimbursement obligations not yet due) and termination of all Loan Documents (including all commitments of Lenders to extend credit under the Loan Documents)), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case, at any time on or prior to the date that is ninety one (91) days following the Maturity Date at the time of issuance or (c) is entitled to receive dividends or distributions in cash (other than tax distributions) prior to the time that the Secured Obligations are paid in full in cash (other than unasserted contingent indemnification or reimbursement obligations not yet due) and all Loan Documents (including all commitments of Lenders to extend credit thereunder) are terminated; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dividing Person” has the meaning assigned to such term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“EBITDA” means, for any period~~,~~ on and after May 1, 2024, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) extraordinary charges for such period not to exceed $1,000,000 in the aggregate in any Fiscal Year, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable), ~~and~~ (vi) ~~for the 12 month period in which each of the following occurs, without duplication, (1) operating losses of Wagz for the Borrower’s fiscal year ending April 30, 2023 in an aggregate amount not to exceed $10,200,000, (2) impairment charges arising from the write-down of the Wagz Promissory Note in an amount not to exceed $900,000, (3) impairment charges arising from the write-down of the goodwill and fixed or intangible assets of Wagz in an aggregate amount not to exceed $23,096,771, (4) impairment charges arising from the write-down of the business of Wagz in an aggregate amount not to exceed $780,000, (5) impairment charges arising from the write-down of net assets of Wagz in an aggregate amount not to exceed $500,000, (6) impairment charges arising from the write-down of net assets of the Borrower in an aggregate amount not to exceed $1,500,000, (7) legal fees~~

~~incurred~~non-cash losses in respect of obligations under hedging transactions, and non-cash losses resulting from currency translation or non-cash transaction losses related to currency re-measurements of Indebtedness, and all other non-cash foreign currency translation or transaction losses, (vii) amendment fees, ticking fees, commissions, prepayment penalties, legal fees and any other advisor fees paid or reimbursed by a Loan Party ~~and invoiced through July 31, 2023~~ in connection with the ~~negotiation and consummation of (A) the Wagz Sale, (B) the Wagz Purchase Agreement, and (C) the~~ Waiver~~, Consent~~ and Amendment No.  ~~1~~3 to each of this Agreement and the ABL Credit Agreement, ~~in an~~a Sale and Leaseback Transaction or a Replacement Transaction, (viii) cash restructuring charges and non-recurring cash expenses related to restructuring and reorganization (including, without limitation, expenses arising from severance of employees or management) other than if incurred in connection with the divestiture or closure of facilities; provided that the aggregate amount ~~for all such fees added back~~shall not exceed $1,500,000, and (ix) non-recurring restructuring or integration or similar charges incurred during such period in respect of any divestiture or closure of facilities, including relocation costs, business process optimizations, integration costs, transition costs, and any severance costs, and any gain or loss realized in connection therewith; provided that the aggregate amount of addbacks pursuant to this clause (a)(~~vi)(7) not to exceed $825,000, and (8) audit, tax and other advisor (but not the Financial Advisor) fees incurred by a Loan Party in connection with the negotiation and consummation of (A) the Wagz Sale, (B) the Wagz Purchase Agreement, and (C) the Waiver, Consent and Amendment No. 1 to each of this Agreement and the ABL Credit Agreement in an aggregate amount for all such fees added back pursuant to this clause (a)(vi)(8) not to exceed $150,000; provided that the aggregate amount added back pursuant to this clause (a)(vi) (collectively, the “Wagz Addback”~~ix ) shall not exceed ~~in any month the limit for such month set forth on Exhibit H~~$4,500,000; minus (b) without duplication and to the extent included in Net Income~~,~~ for such period, the sum of (i) unrealized or realized gains in respect of obligations under hedging transactions, and gains resulting from currency translation or transaction gains related to currency re-measurements of Indebtedness, and all other foreign currency translation or transaction gains and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. Notwithstanding anything contained herein to the contrary, solely for purposes of calculating the Fixed Charge Coverage Ratio, EBITDA attributable to any Foreign Subsidiary (other than the Mexican Subsidiaries) shall only be included in the determination of EBITDA up to an amount not to exceed the net amount of cash distributed by such Foreign Subsidiary to a Loan Party during such period.

In addition, notwithstanding the above, EBITDA for each of the calendar months set forth below, will be deemed to equal the below amounts for each of the months specified below:

Month Ended	EBITDA
May 31, 2023	$2,143,441
June 30, 2023	$2,017,208
July 31, 2023	$1,570,327
August 31, 2023	$1,586,454

Month Ended	EBITDA
September 30, 2023	$1,564,924
October 31, 2023	$2,776,524
November 30,2023	$2,817,783
December 31, 2023	$1,283,352
January 31, 2024	$1,816,612
February 29, 2024	$1,001,943
March 31, 2024	$855,896
April 30, 2024	$1,237,698

“ECF Amount” has the meaning assigned to such term in Section 2.11(c)(iii).

“ECF Payment Date” has the meaning assigned to such term in Section 2.11(c)(iii).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means July 18, 2022.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Mexican Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the determining the Term Loan Borrowing Base. Without limiting the Administrative Agent’s Permitted Discretion, Eligible Mexican Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Lender;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Lien that is permitted under Section 6.02 of this Agreement which does not have priority over the Lien in the Inventory in favor of the Administrative Agent;

(c) which is reflected on the most recently delivered ABL Borrowing Base Certificate;

(d) which is, in the Administrative Agent ‘s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business, or unacceptable due to age, type, category and/or quantity;

(e) in which any Person other than a Loan Party or a Mexican Subsidiary shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in Mexico;

(h) which is not located in a location leased or owned by a Loan Party or a Mexican Subsidiary;

(i) which is not in the possession of a Mexican Subsidiary;

(j) which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

(k) which is a discontinued product or component thereof;

(l) which is the subject of a consignment by a Loan Party or Mexican Subsidiary as consignor;

(m) which is perishable;

(n) which contains or bears any intellectual property rights licensed to a Loan Party unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o) which is not reflected in a current perpetual inventory report of the Borrower (unless such Inventory is reflected in a report to the Lender as “in transit” Inventory); or

(p) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that Inventory which was previously Eligible Mexican Inventory ceases to be Eligible Mexican Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Term Loan Borrowing Base Certificate.

“Eligible PP&E” means, at any time, property, plant or Equipment of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the determining the Term Loan Borrowing Base. Without limiting the Administrative Agent’s Permitted Discretion, Eligible PP&E shall not include any property, plant or Equipment:

(a) which is not subject to a first priority perfected Lien in favor of the Lender;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Lien that is permitted under Section 6.02 of this Agreement which does not have priority over the Lien in the Inventory in favor of the Administrative Agent;

(c) which is not located in the U.S.;

(d) which is not located in a location leased or owned by a Loan Party;

(e) which is not in the possession of a Loan Party; or

(f) which the Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

In the event that property, plant or Equipment which was previously Eligible PP&E ceases to be Eligible PP&E hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Term Loan Borrowing Base Certificate.

“Eligible Real Property” means real property owned in fee by Borrower which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the determining the Term Loan Borrowing Base and that complies with each of the representations and warranties respecting real property made in the Loan Documents Without limiting the Administrative Agent’s Permitted Discretion, an item of real property shall not be included in Eligible Real Property if:

(a) Borrower does not have good, valid, and marketable fee title thereto,

(b) it is not real property with respect to which the Administrative Agent has received (i) mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to the Administrative Agent in amounts reasonably satisfactory to the Administrative Agent (but in no event less than the FMV thereof) assuring the Administrative Agent that the Mortgages on such real property are valid and enforceable first priority mortgage Liens on such real property free and clear of all defects and encumbrances except Permitted Encumbrances, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, (ii) ALTA surveys in form and substance reasonably satisfactory to the Administrative Agent, (iii) phase-I environmental reports with respect to each parcel composing the real property, and (iv) flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance), or

(c) it is not subject to a valid and perfected first priority Mortgage in favor of the Administrative Agent.

In the event that real property which was previously Eligible Real Property ceases to be Eligible Real Property hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Term Loan Borrowing Base Certificate

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP the result of:

(a) EBITDA of Borrower and its Subsidiaries for the 12 month period most recently ended, minus

(b) the sum of:

(i) the cash portion of Interest Expense paid during such fiscal period,

(ii) the cash portion of income taxes paid during such period,

(iii) all scheduled principal payments made in respect of the Term Loan and, to the extent required to be prepaid and permitted hereunder to be prepaid, other Indebtedness for borrowed money during such period,

(iv) the cash portion of Unfinanced Capital Expenditures made during such period, and

(v) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period).

“Excluded Foreign Subsidiary” means (a) Standard Components de Mexico, S.A., (b) Digital Appliances Controls de Mexico, S.A. de C.V., (c) Ablemex, S.A. de C.V., (d) Spitfire Controls (Vietnam) Co. Ltd., (e) Spitfire Controls (Cayman) Co. Ltd., (f) Wujiang SigmaTron Electronics Co., Ltd., (g) Wujiang SigmaTron Electronic Technology Co., Ltd., (h) SigmaTron Taiwan branch, and (i) any other Foreign Subsidiary consented to in writing by the Lender in its Permitted Discretion.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f); and (d) any withholding Taxes imposed under FATCA.

“Existing ABL Credit Agreement” means that certain Credit Agreement, dated as of July January 29, 2021, by and between the Borrower and the ABL Lender, as heretofore amended.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind (but not insurance proceeds) received in connection with the resolution of any cause of action or claim outside the ordinary course of business in excess of $1,000,000 in the aggregate in any Fiscal Year, and (b) if an Event of Default has occurred and is continuing, any payments received by Borrower or any of its Subsidiaries not in the ordinary course of business consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim (including proceeds of business interruption insurance), (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means, collectively, ~~that certain~~the Closing Date Fee Letter, ~~dated as of the Effective Date (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between the Borrower and the Administrative Agent~~the Third Amendment Fee Letter and any other fee letters entered into by the parties from time to time.

“Financial Advisor” means an independent financial advisor acceptable to the Administrative Agent, engaged by Borrower as provided in Section 5.19.

“Financial Officer” means the chief executive officer, president, chief financial officer or treasurer of the Borrower.

“First Amendment Effective Date” means April 1, 2023.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on April 30th of each calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made or incurred during such period, to (b) Fixed Charges for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense during such period, (b) prepayments and scheduled principal payments on Indebtedness made during such period (excluding, for the avoidance of doubt, principal payments relating to the Revolving Loans), (c) expense for taxes paid in cash during such period, (d) Restricted Payments paid in cash during such period, (e) Capital Lease Obligation payments during such period, and (e) cash contributions to any Plan during such period.

“Floor” means a rate of interest equal to 1.00% per annum.

“FMV” means, as of any date of determination, the fair market value of Eligible Real Property that is estimated to be recoverable in an orderly sale in a 12 month marketing period of such Eligible Real Property net of all associated costs and expenses of such sale, such value to be as specified in the most recent appraisal of real property. As of the Third Amendment Effective Date, the FMV of the Eligible Real Property is $~~8,750,000~~12,500,000 .

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.

“Funding Account” means the deposit account of the Borrower or a Loan Party to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“Funded Indebtedness” means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, Revolving Exposure, the aggregate Term Loan Exposure of all Lenders and the amount of their Capital Lease Obligations.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantors” means all Loan Guarantors and all non-Loan Parties who have delivered an Obligation Guaranty, and the term “Guarantor” means each or any one of them individually. Notwithstanding the foregoing, any Person that is an obligor under the ABL Facility (other than the Borrower) shall be a Guarantor hereunder.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any earn-out (which for all purposes of this Agreement shall be valued at the maximum potential payable with respect to such earn-out), (l) any other Off-Balance Sheet Liability of such Person, (m) any and all Disqualified Equity Interests of such Person, and (n) all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Out of an abundance of caution, obligations under operating leases for real or personal property are not “Indebtedness.”

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement dated as of the date hereof among the Administrative Agent, as the senior creditor, the Borrower and any other Guarantor that holds any Indebtedness owing by another Guarantor, as subordinated creditors.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and between TCW, as Administrative Agent, and the ABL Lender and acknowledged by the Loan Parties, as the same may be amended, modified, supplemented and/or restated from time to time, in each case, in accordance with the terms hereof and thereof.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the last Business Day of each calendar month and the Maturity Date, and (b) with respect to any SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, the date of any prepayment of such Loan, and the Maturity Date.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date such SOFR Loan is disbursed and ending on the date one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Voluntary Prepayment” means any voluntary prepayment of the Loans on a Prepayment Premium Trigger Event pursuant to Section 2.11(a) other than (i) to the extent financed with proceeds of (1) Indebtedness for borrowed money, (2) a Disposition, (3) Extraordinary Receipts or (4) the issuance or sale of any Indebtedness or Equity Interests or (ii) in connection with a refinancing of the Obligations.

“IRS” means the United States Internal Revenue Service.

“Letter of Credit” shall have the meaning provided for in the ABL Credit Agreement.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant an Assignment and Assumption or otherwise.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, or consent to use in favor of a vendor or lessor, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, each Compliance Certificate, the Loan Guaranty, any Obligation Guaranty, the Intercreditor Agreement, each Term Loan Borrowing Base Certificate, the Fee Letter, any Mortgages and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, the Administrative Agent or any Lender by any Loan Party with respect to the Obligations, and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, in each case, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, all waivers thereunder, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party other than the Borrower.

“Loan Guaranty” means Article IX of this Agreement and each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor.

“Loan Parties” means the Borrower, the Borrower’s Domestic Subsidiaries, and any other Person who becomes a party to this Agreement pursuant to a joinder agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the Term Loan and any Protective Advances made pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority (to the extent required by the Loan Documents) of such Liens, or (d) the rights of or benefits available to the Administrative Agent or the Lenders under any of the Loan Documents.

“Material Agreements” means all material agreements and contracts identified in Schedule 3.12.

“Material Indebtedness” means the ABL Facility and any other discrete item of Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties or any Subsidiary in a principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Loan Parties or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party or Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest of (a) July 18, 2027 (provided that, if such day is not a Business Day, then on the immediately preceding Business Day), (b) the earlier of (i) the ABL Maturity Date or (ii) the date that the ABL Obligations shall (or may) otherwise become due and payable, or (c) the date that is ninety (90) days prior to the earliest date that any Material Indebtedness (other than the ABL Obligations or any of the Indebtedness permitted under clauses (e), (k) or (l) of Sections 6.01) shall (or may) otherwise become due and payable.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Mexican Subsidiary” “ means a Subsidiary organized under the laws of a jurisdiction located in Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, on real property of a Loan Party, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, and (iv) in the case of a business interruption or similar event, business interruption insurance proceeds, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than the Lender and its Affiliates) in connection with such event, including investment banking fees, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“New Holdco” has the meaning assigned to such term in the definition of Corporate Restructuring.

“NOLV Percentage” means, as of any date of determination, the percentage of the book value of Eligible Mexican Inventory that is estimated to be recoverable in an orderly liquidation thereof net of all associated costs of such liquidation, as such percentage is specified in the most recent appraisal received by the Administrative Agent from an appraiser selected by the Administrative Agent.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligation Guaranty” means any Guarantee of all or any portion of the Secured Obligations executed and delivered to the Administrative Agent for the benefit of the Secured Parties by a guarantor who is not a Loan Party.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees (including, without limitation, any Prepayment Fees) and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Ordinary Course Intercompany Obligations” means unsecured intercompany obligations between the Loan Parties and the Excluded Foreign Subsidiaries, in the ordinary course of business, to fund day-to-day business operations of the Loan Parties and the Excluded Foreign Subsidiaries (including, for the avoidance of doubt, such obligations under maquiladora agreements), which are adequately accounted for in the books and records of the Loan Parties and their Subsidiaries and otherwise reasonably acceptable to the Lender.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans, together with accrued and unpaid interest thereon, (b) the indefeasible payment in full in cash of the accrued and unpaid fees, including the applicable Prepayment Fee, if any, (c) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, and (d) the termination of all Commitments.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured term loan lender) business judgment.

“Permitted Encumbrances” means:

(a)	Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one (1) year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK ~~Interest~~Election Deadline” has the meaning assigned to such term in the definition of Applicable Margin.

“PIK ~~Interest Rate” means 1.00% per annum~~Election Notice” means a written notice in the form of Exhibit H to this Agreement.

“PIK Interest” means the portion of the Applicable Margin paid in kind by adding such interest to the outstanding principal amount of the Term Loan.

“PIK Period” means the period commencing on the date on which the Compliance Certificate and the corresponding financial statements are delivered to the Administrative Agent pursuant to Section 5.01(a)(iii) with respect to the fiscal quarter ending October 31, 2023, and ending on ~~January  31~~September 30, 2025.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PP&E Sublimit” means (a) during the period commencing on the Effective Date and ending on the day immediately prior to the one year anniversary of the Effective Date, $10,000,000, (b) during the period commencing on the one year anniversary of the Effective Date and ending on the day immediately prior to the two year anniversary of the Effective Date, $8,000,000, (c) during the period commencing on the two year anniversary of the Effective Date and ending on the day immediately prior to the three year anniversary of the Effective Date, $6,000,000, (d) during the period commencing on the three year anniversary of the Effective Date and ending on the day immediately prior to the four year anniversary of the Effective Date, $4,000,000, and (e) during the period commencing on the four year anniversary of the Effective Date and ending on the Maturity Date, $2,000,000.

“Prepayment Events” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party that constitutes Term Loan Priority Collateral (or, if the ABL Facility has been paid in full (other than contingent obligations for which no claim has been asserted) and all lending commitments (if any) thereunder have been terminated in accordance with the terms thereof, all Collateral), other than the Wagz Sale and Dispositions described in clauses (a)(i), (b) or (d) of Section 6.05(a);

(b) (i) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party that constitutes Term Loan Priority Collateral (or, if the ABL Facility has been paid in full (other than contingent obligations for which no claim has been asserted) and all lending commitments (if any) thereunder have been terminated in accordance with the terms thereof, all Collateral) with a fair value immediately prior to such event equal to or greater than $500,000 or (ii) the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts;

(c) the issuance by the Borrower of any Equity Interests, or the receipt by the Borrower of any capital contribution; or

(d) the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prepayment Premium” means, subject to Section 2.12(b), (a) prior to the one year anniversary of the Effective Date, 3.00% of the principal amount prepaid, refinanced, accelerated or assigned, (b) on and after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date, 2.00% of the principal amount prepaid, refinanced, accelerated or assigned, (c) on and after the two year anniversary of the Effective Date and prior to the three year anniversary of the Effective Date, 1.00% of the principal amount prepaid, refinanced, accelerated or assigned and (d) on and after the three year anniversary of the Effective Date, 0%.

“Prepayment Premium Trigger Event” has the meaning assigned to such term in Section 2.12(a).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interest” shall mean any Equity Interest that is not a Disqualified Equity Interest.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Replacement Transaction” means the incurrence of strategic or financing transactions by the Borrower generating proceeds in amount sufficient, and that are or will be applied upon consummation of the Replacement Transaction, to effect the Payment in Full of the Obligations.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.19, one or more Lenders having or holding Term Loan Exposure representing more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person, and (b) any statute, law (including common law), treaty, rule regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the Financial Officer or other executive officer of the Borrower designated by the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Loan Party or Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests, but excluding, for the avoidance of doubt, issuance of stock options or stock by the Borrower to employees or directors in the ordinary course of business.

“Revolving Commitment” shall have the meaning provided for in the ABL Credit Agreement.

“Revolving Exposure” shall have the meaning provided for in the ABL Credit Agreement.

“Revolving Loans” shall have the meaning provided for in the ABL Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, or the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Satisfactory IOI” means an indication of interest from a potential purchaser that provides for the acquisition of substantially all of the assets of, or all of the Equity Interests in, the Borrower, which indication of interest shall otherwise be in form and substance satisfactory to the Administrative Agent (including, without limitation, with respect to the identity of the prospective purchaser, purchase price, adjustments, holdbacks, escrows, closing conditions and the closing date).

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (d) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means a borrowing of a SOFR Loan.

“SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate, other than pursuant to clause (c) of the definition of “CB Floating Rate”.

“Statements” has the meaning assigned to such term in Section 2.17(f).

“Stipulated ABL Borrowing Base” means a calculation of the “Borrowing Base” under the ABL Credit Agreement using the advance rates reflected in the ABL Borrowing Base Certificate delivered on the Effective Date, as determined by the Administrative Agent in its Permitted Discretion.

“Stockholders Agreement” means the Stockholders Agreement effective as of the First Amendment Effective Date, among the Borrower, Wagz, Wagz Buyer and the other parties thereto and any Investor Agreements (as defined therein), as any may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations in writing in form and substance satisfactory to the Administrative Agent; provided that, for the avoidance of doubt, Subordinated Indebtedness shall not include the ABL Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable, including the Excluded Foreign Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” shall have the meaning provided for in the ABL Credit Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TCW” means TCW Asset Management Company LLC, in its individual capacity, and its successors.

“Term Loan” means a term loan made by the Lenders on the Effective Date pursuant to Section 2.01.

“Term Loan Availability” means, at any time, an amount equal to (a) the Term Loan Borrowing Base minus (b) the outstanding principal amount of the Term Loan.

“Term Loan Borrowing Base” means, at any time, the sum of (a) ABL Excess Availability at such time, plus (b) the NOLV Percentage identified in the most recent inventory appraisal multiplied by Eligible Mexican Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) the product of ~~70~~75% multiplied by the FMV of Eligible Real Property at such time as such FMV is identified in the most recent acceptable appraisal, plus (d) the lesser of (i) the net book value of Eligible PP&E at such time and (ii) the PP&E Sublimit at such time.

“Term Loan Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower, in substantially the form attached hereto as Exhibit D or such other form agreed to by the Borrower and the Administrative Agent.

“Term Loan Borrowing Base Coverage Ratio” means, at any time, the ratio of (a) the Term Loan Borrowing Base at such time, to (b) the outstanding principal amount of the Term Loan at such time.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on the Commitment Schedule or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Effective Date is $40,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Priority Collateral” has the meaning given to “Term Priority Collateral” in the Intercreditor Agreement.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an CBFR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “CBFR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any CBFR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such CBFR Term SOFR Determination Day.

“Term SOFR Adjustment” means for any calculation with respect to (a) a CBFR Loan (for purposes of determining the CB Floating Rate pursuant to clause (c) of the definition thereof) or a SOFR Loan with a one-month Interest Period, a percentage per annum equal to 0.11448% and (b) a SOFR Loan with a three-month Interest Period, a percentage per annum equal to 0.26161%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment Effective Date” means August 19, 2024.

“Third Amendment Fee Letter” means that certain Fee Letter, dated as of the Third Amendment Effective Date (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and between the Borrower and the Administrative Agent.

“Total Debt to EBITDA Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (a) the amount of Funded Indebtedness as of such date, to (b) EBITDA of Borrower and its Subsidiaries for such period ended; provided that, for purposes of determining Indebtedness under the ABL Credit for purposes of calculating the Total Debt to EBITDA Ratio, as of any date of determination, such Indebtedness shall be deemed to be the average daily amount of Revolving Exposure for the 90-day period immediately preceding such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions hereunder and the use of the proceeds thereof and the payment of fees, premiums, charges, costs and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wagz” means Wagz, Inc., a Delaware corporation.

“Wagz Addback” has the meaning assigned to such term in the definition of EBITDA.

“Wagz Buyer” means Vynetic LLC, a Delaware limited liability company.

“Wagz Interests” means eighty-one (81) shares of common stock of Wagz.

“Wagz Promissory Note” means that certain Promissory Note, effective as of the First Amendment Effective Date, by Wagz in favor of the Borrower in the original principal amount of $900,000.

“Wagz Purchase Agreement” means that certain Stock Purchase Agreement, effective as of the First Amendment Effective Date, by and among the Borrower, Wagz, Terry B. Anderton and Wagz Buyer, as may be amended, restated, supplemented or modified, all with the written consent of the Administrative Agent.

“Wagz Remaining Shares” means 19 shares of common stock, $0.01 par value, of Wagz owned by the Borrower as of the First Amendment Effective Date, and any other Equity Interest issued to the Borrower by Wagz, including as a result of a recapitalization or other reorganization of Wagz.

“Wagz Sale” means the sale by the Borrower to Wagz Buyer of 81 shares of common stock, $0.01 par value, of Wagz pursuant to the terms and conditions of the Wagz Purchase Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In

Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

EXHIBIT B

EXHIBIT D TO CREDIT AGREEMENT

(FORM OF TERM LOAN BORROWING BASE CERTIFICATE)

[See attached]

EXHIBIT C

EXHIBIT H TO CREDIT AGREEMENT

(FORM OF PIK ELECTION NOTICE)

[See attached]

EXHIBIT H

FORM OF PIK ELECTION NOTICE

Date:    , 20__

To:	TCW Asset Management Company LLC, as Administrative Agent
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of July 18, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SIGMATRON INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and TCW ASSET MANAGEMENT COMPANY LLC, as Administrative Agent. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

This PIK Election Notice represents the Borrower’s request to elect that [   ]%1 of the Baseline Applicable Margin be paid in kind by adding such interest to the outstanding principal amount of the Term Loan for the quarter ending      ,    .

For the avoidance of doubt, all PIK Interest shall be compounded on each interest payment date and added to the outstanding principal amount of the Term Loan and, once paid, shall be treated as principal amount of the Term Loan for all purposes of the Credit Agreement. Following any such increase in the principal amount of the Term Loan, interest will accrue on such increased amount.

The Borrower represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof.

[Signature page follows]

[1]	See definition of “Applicable Margin” set forth in the Credit Agreement.

Exhibit H-1

Very truly yours,

SIGMATRON INTERNATIONAL, INC., a Delaware corporation, as Borrower

By:
Name:
Title: